Exhibit 2.1

EQUITY PURCHASE AGREEMENT

BY AND AMONG

ADDUS HEALTHCARE, INC.,

HOSPICE PARTNERS OF AMERICA, LLC,

NEW CAPITAL PARTNERS II – HS, INC.,

SENIOR CARE SERVICES, LLC,

EASTSIDE PARTNERS II, L.P.

AND

NEW CAPITAL PARTNERS II, LLC, AS ATTORNEY-IN-FACT FOR THE BLOCKER

STOCKHOLDERS AND AS SELLERS’ REPRESENTATIVE

AUGUST 25, 2019

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 25, 2019 (the “Agreement Date”), by and among (i) Addus HealthCare, Inc., an Illinois corporation (“Purchaser”); (ii) HOSPICE PARTNERS OF AMERICA, LLC, a Delaware limited liability company (the “Company”); (iii) NEW CAPITAL PARTNERS II – HS, INC., a Delaware corporation (the “Blocker Corp.”); (iv) SENIOR CARE SERVICES, LLC, a Delaware limited liability company; EASTSIDE PARTNERS II, LP, a Delaware limited partnership (each, an “Equityholder” and collectively, the “Equityholders”); and (v) NEW CAPITAL PARTNERS II, LLC, a Delaware limited liability company, solely in its capacity as attorney-in-fact for the Blocker Stockholders and as the representative of the Sellers (the “Sellers’ Representative”).

RECITALS

WHEREAS, the Blocker Stockholders are the record and beneficial owners of all of the issued and outstanding Blocker Common Stock;

WHEREAS, Blocker Corp. indirectly owns Company Units;

WHEREAS, each Equityholder is the record and beneficial owner of that number of Company Units, in each case as set forth opposite such Equityholder’s name on Schedule A attached hereto and incorporated herein by reference;

WHEREAS, the Purchaser desires to acquire, and the Blocker Stockholders and Equityholders desire to sell, on the terms and subject to the conditions set forth herein: (i) in the case of the Blocker Stockholders, all of the Blocker Common Stock; and (ii) in the case of the Equityholders, that number of Company Units set forth on Schedule A attached hereto (the Blocker Common Stock, together with the Company Units, collectively, the “Purchased Securities”); and

WHEREAS, certain of the parties hereto desire to effect certain restructuring transactions in connection with the purchase and sale of the Purchased Securities as set forth in Section 2.1;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. Capitalized terms used but not otherwise defined throughout this Agreement shall have the following meanings:

“Acquired Companies” means, collectively, the Company, Blocker Corp. and each Company Subsidiary.

“Affiliate” with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person provided that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by Contract or otherwise.

“Applicable Lookback Period” means, (a) in the case of the representations and warranties set forth in Section 3.9 (Legal Proceedings) and Section 3.25 (Compliance With Healthcare Laws), six (6) years, and (b) in all other cases the period of time commencing on January 1, 2016.

“Applicable Portion” means: (i) with respect to each Equityholder, that portion of the Closing Payment payable to such Equityholder in accordance with, and after taking into account, the distribution provisions of the LLC Agreement; (ii) with respect to each Blocker Stockholder, (A) that portion of the Closing Payment payable with respect to all Preferred Units owned by Blocker Corp. upon completion of the Restructuring Transaction in accordance with, and after taking into account, the distribution provisions of the LLC Agreement, divided by (B) the number of shares of Blocker Common Stock outstanding and multiplied by (C) the number of shares of Blocker Common Stock owned by such Blocker Stockholder; and (iii) with respect to each Incentive Unit Holder, that portion of the Incentive Unit Payout payable to such holder pursuant to the terms of the LLC Agreement and the Incentive Unit Plan.

“Business Day” means any day other than a Saturday, Sunday or other day when commercial banks in Birmingham, Alabama, are permitted or required by law to be closed for the conduct of regular banking business.

“Care Facility” means any nursing facility or other health care facility at which an Acquired Company provides hospice services; provided, however, that an individual or family residence where any Acquired Company may provide hospice services shall not be considered a Care Facility under any circumstances.

“Cash” means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“CMS” means the DHHS’ Centers for Medicare & Medicaid Services.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Business” means the operation of the business of the Acquired Companies as currently conducted.

“Company Intellectual Property” means any Intellectual Property that is used or held for use by the Acquired Companies for the conduct of the Company Business as currently conducted, including without limitation all (i) Company Owned Intellectual Property; (ii) Company Licensed Intellectual Property; and (iii) IP Licenses.

“Company Licensed Intellectual Property” means Intellectual Property owned by any Person other than the Acquired Companies that (i) is licensed to the Acquired Companies, (ii) for which the Acquired Companies have received from such Person a covenant not to sue or other immunity from suit or (iii) such Person has undertaken an obligation to the Acquired Companies to assert any Intellectual Property claim against one or more Persons prior to asserting such Intellectual Property claim against the Acquired Companies or an obligation to exhaust remedies as to particular Intellectual Property claims against one or more Persons prior to seeking remedies against the Acquired Companies.

“Company Organizational Documents” means, with respect to the Acquired Companies, the certificate of incorporation, certificate of formation, articles of organization, by-laws, operating agreement, limited liability company agreement or similar governing documents of such entity.

“Company Owned Intellectual Property” means all (i) Intellectual Property owned by the Acquired Companies or that is purported by the Acquired Companies to be owned by the Acquired Companies; (ii) Intellectual Property in which the Acquired Companies have any joint ownership interest or in which the Acquired Companies purport to have any joint ownership interest; and (iii) Intellectual Property that is exclusively licensed to the Acquired Companies.

“Company Registered Intellectual Property” means all Registered Intellectual Property that is included in the Company Owned Intellectual Property.

“Company Services” means professional or other services provided by the Acquired Companies to their respective patients or customers in the Ordinary Course of Business.

“Company Source Code” means the source code of all Company Technology, together with all extracts, portions and segments thereof.

“Company Subsidiary” means a Subsidiary of the Company.

“Company Technology” means all Technology owned by or licensed to the Acquired Companies or purported to be owned by or licensed to the Acquired Companies that is used by or on behalf of the Acquired Companies in connection with the conduct of the Company Business.

“Company Transaction Expenses” means the expenses owed or otherwise payable by the Acquired Companies, any Seller or the Sellers’ Representative in connection with the Transactions. For the avoidance of doubt, Company Transaction Expenses shall include (i) any severance, change in control or similar payments or obligations payable to any employee or other service provider of the Acquired Companies as a result of the Transactions, including the employer portion of any withholding Taxes related thereto, (ii) any employer portion of any employment and payroll Taxes with respect to the Incentive Unit Payout or any other compensatory payments made in connection with the Transaction, (iii) fifty percent (50%) of the Escrow Agent’s fees and expenses, (iv) the Company’s and Sellers’ investment bankers’ fees and expenses and (v) the cost of the insurance premiums for the D&O Tail described in Section 7.10(b) and the Tail Insurance described in Section 7.11.

“Company Units” means the units of limited liability interest of the Company, issued pursuant to the LLC Agreement.

“Contract” means any written or oral contract, loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order, commitment, arrangement, understanding or other contract, agreement, instrument, concession, franchise or license.

“Copyrights” means all copyrights, copyrightable works and mask works (including all applications, registrations and renewals for each of the foregoing), and all other rights corresponding thereto throughout the world.

“Data Privacy and Security Laws” means all Laws applicable to the Company Business regulating or protecting the privacy, security, maintenance or transmission of Personal Information, including without limitation HIPAA, state data breach notification Laws, state health information privacy Laws, and the Payment Card Industry Data Security Standards.

“DHHS” means the United States Department of Health and Human Services.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of first refusal, right of first negotiation, equitable interest, preemptive right, community property interest, title retention or title reversion agreement, prior assignment, or any other encumbrance or similar restriction of any nature, whether accrued, absolute, contingent or otherwise (including any restriction on the transfer or licensing of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“ERISA Affiliate” means each entity that is treated as a single employer with the Company and Company Subsidiaries for purposes of Section 414 of the Code or ERISA §4001.

“Estimated Working Capital” means the estimated Working Capital as reflected in the Estimated Closing Certificate, which shall be prepared in accordance with GAAP applied on a basis consistent with the Company’s past practices reflected in Schedule B.

“GAAP” means United States generally accepted accounting principles.

“Government Payment Programs” means “federal health care programs” as defined in 42 U.S.C. §1320a-7b(f), including Medicare, state Medicaid programs, state CHIP programs, TRICARE, Maternal and Child Health Service Block Grant, Social Services Block Grant and any other similar or successor federal, state or local healthcare payment programs with or for the benefit of, or sponsored, in whole or in part, by any Governmental Entity.

“Healthcare Investigations” means any service of a warrant or subpoena, inquiries, investigations, audits, inspections, or proceedings or any other personal contact from any federal, state or local Governmental Entity, initiated pursuant to Healthcare Laws (including, without limitation, inquiries involving any federal, state or local Governmental Entity).

“Healthcare Laws” means all Laws applicable to the Company Business relating to the provision of, administration, management and/or billing or payment for healthcare items or services or healthcare-related products, professionals or facilities, participation in and the receipt of payment by any third-party payors or pursuant to any Healthcare Participation Agreements, the corporate practice of medicine, licensing, certificate of need, regulatory, medical documentation and retention, coding and submission of claims, physician orders, refunds and overpayments, fee-splitting, kickbacks, rebates, inducements, referrals, billing and submission of false or fraudulent claims, claims processing, professional conduct, medical privacy and security, standard of care, informed consent, quality and safety, mandated reporting, healthcare advertising and marketing, and reimbursement laws, including without limitation Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, federal 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 35 U.S.C. §§ 3729-3733 (as amended); the Program Fraud Civil Remedies Act, 35 U.S.C. §§ 3801-3812; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; the Beneficiary Inducement Statute, 42 U.S.C. § 1320a-7a(a)(5); the Physician Payment Sunshine Act, 42 U.S.C. § 1320a-7h; criminal false claim statutes, e.g., 18 U.S.C. § 1001, 42 U.S.C. § 1320a-7b(a); the Deficit Reduction Act of 2005, P.L. 109-171, 120 Stat. 4; the Controlled Substances Act, 21 U.S.C. § 801, et seq.; the Affordable Care Act, P.L. 111-148 and 111-152; and all applicable implementing regulations and any similar state and local statutes and regulations, in each case, as amended.

“Healthcare Licenses” means all federal, state, and local licenses, permits, certifications, registrations, declarations, consents, approvals, accreditations, waivers and authorizations, and any renewals, extensions, modifications and substitutions thereof, issued by, or on behalf of, any Governmental Entity or independent accreditation bureau with respect to the operation of the Company Business, as the same may from time to time be amended, renewed, restated, reissued, restricted, supplemented or otherwise modified, together with all rights, privileges and entitlements thereunder.

“Healthcare Operating Agreements” means, with respect to the Company Business, all management agreements, loan and security agreements, stock or membership interest transfer agreements, consulting agreements, affiliate service agreements, business associate agreements, employment agreements, personal service agreements, employee lease agreements, billing agent agreements, and physician, other clinician or other professional services provider Contracts, as the same may from time to time be amended, restated, supplemented, renewed, or modified.

“Healthcare Participation Agreements” means all third-party payor participation agreements of the Company Business relating to rights to payment or reimbursement from, and claims against, non-governmental private insurers, managed care plans, Care Facilities and other third-party payors, and agreements of the Company Business regarding the participation of the Acquired Companies in Government Payment Programs, as the same may from time to time be amended, restated, extended, supplemented or modified, together with all rights, privileges and entitlements thereunder.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and their implementing regulations set forth at 45 C.F.R. Parts 160 – 164.

“Hospices” means the hospice agencies owned and operated by the Acquired Companies.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Unit Holders” means the holders of Incentive Units.

“Incentive Unit Payout” means the aggregate amount of cash payable to the Incentive Unit Holders with respect to the Vested Incentive Units.

“Incentive Unit Plan” means the Hospice Partners of America, LLC Incentive Unit Plan.

“Indebtedness” of any such Person means: (i) all obligations for borrowed money and advancement of funds of such Person, including pre-payment penalties, reimbursement obligations with respect to surety bonds and letters of credit to the extent drawn at Closing, guarantees, prepayment penalties, fees or other charges related thereto, as well as any interest or other premium accrued thereon; (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, Contracts or arrangements, as well as any interest or other premium thereon; (iii) all obligations of such Person for the deferred purchase price of property or assets, as well as any interest or other premium accrued thereon; (iv) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), as well as any interest or other premium accrued thereon; (v) any liability of such Person in respect of letters of credit, surety bonds or similar arrangements, as well as any interest or other premium accrued thereon, (vi) any obligations of such Person under capital leases; and (vii) all indebtedness of any other Person (including indebtedness referred to in clauses (i) through (vi) above) which is directly or indirectly guaranteed by such Person, which in each instance shall include all accrued interest thereon and applicable prepayment premiums and any other fees, costs or expenses payable in connection therewith, including breakage costs.

“Independent Accounting Firm” means BDO USA, LLP or, if BDO USA, LLP refuses to accept such appointment, then another nationally recognized certified public accounting firm that has not performed accounting, tax or auditing services for Purchaser, the Sellers, the Acquired Companies or any of their respective Affiliates during the past three years.

“Intellectual Property” means any and all of the following: (a)(i) Trademarks, (ii) rights in domain names, domain name registrations, social media account or user names (including “handles”), websites, and all content and data thereon, (iii) Copyrights, (iv) Trade Secrets, (v) Patents, and (vi) other intellectual property and intellectual property rights recognized under applicable Law in any country; and (b) the right (whether at law, in equity, by Contract or otherwise) to use, practice or otherwise exploit any of the foregoing.

“IP Licenses” means, collectively, Inbound IP Licenses and Outbound IP Licenses.

“Knowledge of the Company,” “Company’s Knowledge” or similar terms mean the actual knowledge after their making due inquiry in their capacity as owners and officers of the Company, or knowledge that would be reasonably expected to be within their actual knowledge after their making reasonable inquiry in the performance of their duties and responsibilities, of Norma English, Deborah Stern, John Cline, Kevin Gunter and Julie Ford.

“Law” means any federal, state or local statute, law, ordinance, regulation, rule, code, order, judgment, decree or other legally binding requirement or rule of law of any Governmental Entity that is applicable to the Company Business.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, or appellate proceeding), hearing, or audit commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Losses” means all losses, costs, damages, deficiencies, judgments, obligations, demands, amounts paid in settlement, fees, fines, penalties, diminution in value, liabilities, dues, Encumbrances, reasonable out-of-pocket costs of investigation, expenses or other charges, including, without limitation, Taxes, costs and expenses arising from claims, demands, actions, causes of action and settlements, including reasonable fees and expenses of lawyers, experts and other professionals, interest and penalties.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 11, 2011, as amended.

“Material” means, with respect to any entity or group of entities, any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities, taken as a whole.

“Material Adverse Effect” means, with respect to any entity or group of entities, (i) any event, change or effect that, individually or in the aggregate, (A) is or would reasonably be expected to be Materially adverse to the financial condition, liabilities, business, operations, results of operations of such entity and its Subsidiaries, taken as a whole, or (B) is or would reasonably be expected to Material and adverse to the ability of such Person to consummate the Transactions, or (ii) any Material pending Legal Proceeding that results or would reasonably be expected to result in an impairment on the ability of Purchaser to continue operating the Company Business, or is or would reasonably be expected to be Material and adverse to the ability of Purchaser to consummate the Transactions; provided, however, that any adverse event, change or effect, occurrence, state of facts or development attributable to the following shall not constitute, and shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect: (I) the execution, delivery, announcement or pendency of this Agreement or the Transactions (including compliance with this Agreement); (II) events or conditions generally affecting the industry in which the Acquired Companies participate, the U.S. economy as a whole or the capital markets in general which do not have a disproportionate adverse impact on such entity or group of entities relative to other similarly situated Persons in the industry in which such entity or group of entities operates; (III) the taking of any action required by this Agreement or otherwise approved by Purchaser in writing; (IV) any change in accounting requirements or principles or any change in Law or the interpretation thereof by a Governmental Entity; (V) actions required to be taken under Law; (VI) acts of terrorism or war (whether or not declared) which do not have a disproportionate adverse impact on such entity or group of entities relative to other similarly situated Persons in the industry in which such entity or group of entities operates; and (VII) any adverse event, change or effect that is cured by the Company, Sellers or Purchaser, as applicable, prior to the Closing in the event that this Agreement has not been terminated.

“OCR” means the DHHS’ Office for Civil Rights.

“Off-the-Shelf Software” means any Software (other than Public Software) that is made generally and widely available to the public on a commercial basis and is licensed on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than Ten Thousand Dollars ($10,000) per license.

“OIG” means the Office of Inspector General (as applicable to matters under the jurisdiction of DHHS).

“Open License Terms” means terms applicable to a Work which require, as a condition of use, reproduction, modification and/or distribution of the Work (or any portion thereof) or of any Related Software, any of the following: (i) the making available of source code or any information regarding the Work or any Related Software; (ii) the granting of permission for creating modifications to or derivative works of the Work or any Related Software; (iii) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any Person under Intellectual Property regarding the Work alone, any Related Software alone or the Work or Related Software in combination with other hardware or Software; (iv) imposes restrictions on future Patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property through any means; (v) the obligation to include or otherwise communicate to other Persons any form of acknowledgement and/or copyright notice regarding the origin of the Work or Related Software; or (vi) the obligation to include disclaimer language, including warranty disclaimers and disclaimers of consequential damages.

“Ordinary Course of Business” means an action taken by a Person only if: (i) such action is consistent with past practices of such Person and is the type that would be taken in the ordinary course of day-to-day operations of such Person; (ii) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and (iii) such action is reasonable and consistent with Law.

“Patents” means any and all issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, industrial designs, and other Governmental Entity-issued indicia of invention ownership.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated entity or Governmental Entity.

“Personal Information” means any information that identifies or relates to a specific natural person and for which the privacy, security, collection, processing, transmission, storage or disclosure of or access to such information is regulated by one or more Laws.

“Proprietary Software” means all Software owned or purported to be owned, in whole or in part, by the Acquired Companies.

“Public Software” means any Software, libraries or other code that is licensed under or is otherwise subject to Open License Terms.

“Registered Intellectual Property” means all Intellectual Property for which registrations have been obtained or applications for registration have been filed with a Registration Office.

“Registration Office” means, collectively, the United States Patent and Trademark Office, United States Copyright Office and all equivalent foreign patent, trademark, copyright offices or other Governmental Entity.

“Related Party” means any director, officer, manager, employee, member, shareholder or other holder of equity interests of any Acquired Company or any Affiliate or member of the immediate family of any such Person.

“Related Software” means, with respect to a Work, any other Software, libraries or other code (or a portion of any of the foregoing) in each case that is incorporated into or includes, relies on, is linked to or with, is derived from in any manner (in whole or in part), or is distributed with such Work.

“Representative(s)” means a Person’s trustees, directors, officers, employees, accountants, consultants, legal counsel, advisors, agents, Affiliates and other representatives.

“Representative Holdback Amount” means $300,000.

“Return” means any report, return, claim for refund, election, estimated tax filing, information return, disclosure, statement, declaration or other document supplied or required to be supplied to any government or taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment or supplement to the foregoing, and any sales and use and resale certificates.

“Software” means computer programs, operating systems, applications, firmware, and other code, including without limitation all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other legal entity of which such Person owns, directly or indirectly, greater than 50% of the capital stock or other equity interests that are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture, limited liability company or other legal entity or to vote as a general partner thereof.

“Target Working Capital” means $1,950,000.00.

“Technology” means all (i) tangible items constituting, disclosing or embodying any Intellectual Property, including all versions thereof and all technology from which such items were or are derived, and all (ii) (A) works of authorship; (B) inventions (whether or not patentable), designs, discoveries and improvements; (C) proprietary, confidential and/or technical data and information, Trade Secrets and know-how; (D) databases, data compilations and collections, and customer and technical data; (E) methods and processes; and (F) devices, prototypes, designs, specifications and schematics.

“Trade Secrets” means all proprietary and confidential information, including but not limited to know-how, inventions (whether patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and all trade secrets within the meaning of applicable Law, and all rights therein.

“Trademarks” means all (i) trademarks, service marks, logos, insignias, designs, trade dress, symbols, trade names and fictitious business names, emblems, signs, insignia, slogans, other similar designations of source (including all applications and registrations for each of the foregoing) and (ii) all goodwill associated with or symbolized by any of the foregoing.

“Transaction Documents” means this Agreement, the Representative Agreement, the Escrow Agreement and, with respect to any Person, any other document executed or delivered by or on behalf of such Person or any Affiliate of such Person, in connection with the execution and delivery of this Agreement or the Closing, pursuant to the terms of this Agreement.

“Transactions” means the purchase and sale of the Purchased Securities and the related transactions contemplated by this Agreement and the other Transaction Documents.

“UCC” means the Uniform Commercial Code.

“Vested Incentive Units” means the Incentive Units that have become vested in accordance with their terms and the terms of the Incentive Unit Plan, or will be vested as a result of the Transactions.

“Work” means any license, distribution agreement or other agreement for Software or other code.

“Working Capital” means the consolidated total current assets of the Acquired Companies, excluding Cash and deferred Tax assets established to reflect timing differences between book and taxable income, less all consolidated current liabilities of the Acquired Companies, excluding Indebtedness of the Acquired Companies, deferred Tax liabilities established to reflect timing differences between book and taxable income and Company Transaction Expenses, in each case after eliminating intercompany accounts between or among the Acquired Companies, as determined in accordance with GAAP applied on a basis consistent with the Company’s past practices reflected on Schedule B. An example of the Working Capital methodology is set forth on Schedule B.

2. PURCHASE AND SALE OF PURCHASED SECURITIES.

2.1 Designation of Sellers’ Representative; Blocker Restructuring and Blocker Purchase.

(a) Sellers’ Representative. On the Agreement Date, the Sellers’ Representative, the Blocker Stockholders, the Equityholders (the Blocker Stockholders and Equityholders collectively, the “Sellers”), and the Incentive Unit Holders have entered into the Sellers’ Representative Agreement, in the form attached hereto as Exhibit A (the “Representative Agreement”), pursuant to which, among other things, the Sellers’ Representative has been appointed as agent and attorney-in-fact for the Sellers and Incentive Unit Holders to, among other things: (i) execute this Agreement on behalf of the Blocker Stockholders; (ii) represent and give and receive notices and communications on behalf of the Sellers and Incentive Unit Holders; and (iii) take all actions within the authority of the Sellers’ Representative in connection with the Transactions, pursuant to this Agreement or otherwise.

(b) Blocker Restructuring. Prior to the Closing Date, Senior Care Services, LLC (“Senior Care Services”) and New Capital Partners II – HS, L.P. (the “AIV” and, together with Senior Care Services, the “NCP Owners”) and Blocker Corp. shall have caused the following transactions to occur (the “Restructuring Transaction”): (i) Senior Care Services will distribute 453,095 Preferred Units, constituting 45.31% of its interest in the Company, to the AIV in a partial redemption/liquidation of the AIV’s interest in Senior Care Services; and (ii) the AIV will then redeem the Blocker Corp.’s interest in the AIV in exchange for a transfer of the 453,095 Preferred Units of the Company. Upon consummation of the Restructuring Transaction, Blocker Corp. will directly own 453,095 Preferred Units.

(c) Purchase of Blocker Common Stock. On the Closing Date, the Purchaser shall purchase from the Blocker Stockholders, and each Blocker Stockholder shall sell to the Purchaser, all of the Blocker Common Stock owned by such Blocker Stockholder (constituting in the aggregate 100% of the issued and outstanding Blocker Common Stock), free and clear of all Encumbrances, in exchange for a cash payment equal to the Applicable Portion payable to each Blocker Stockholder in connection with such purchase, as set forth on the Closing Payment Schedule.

2.2 Purchase of Company Units. On the Closing Date, Purchaser shall purchase from each Equityholder, and each Equityholder shall sell to Purchaser, the number of Company Units set forth on Schedule A, free and clear of all Encumbrances, in exchange for a cash payment equal to the Applicable Portion payable to such Equityholder in connection with such purchase, as set forth on the Closing Payment Schedule.

2.3 Closing. The closing of the Transactions (the “Closing”) shall take place at the offices of Maynard, Cooper & Gale, P.C., Birmingham, Alabama, at 10:00 a.m., local time, by electronic transmission of signature pages and documents, on the first Business Day occurring on or after October 1, 2019 on which all of the closing conditions set herein (other than those closing conditions which by their terms or their nature are to be satisfied at the Closing, but subject to the satisfaction or due waiver of such closing conditions at the Closing) are first satisfied or waived, so long as such closing conditions (other than those closing conditions which by their terms or their nature are to be satisfied at the Closing, but subject to the satisfaction or due waiver of such closing conditions at the Closing) continue to be satisfied or waived as of such day, or on such other date as is mutually agreeable to the Purchaser and the Representative. The date and time of the Closing are referred to herein as the “Closing Date,” and the Closing shall be deemed to have occurred as of 12:01 a.m. on the Closing Date (the “Effective Time”). The Closing shall be effective as of the Effective Time. All proceedings to be taken and all documents to be executed and delivered by the parties to this Agreement at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

2.4 Purchase Price; Payments.

(a) Purchase Price. The aggregate purchase price for the Purchased Securities shall be equal to $130,000,000.00 (the “Purchase Price”). At the Closing, an amount equal to the Purchase Price plus or minus (i) the Closing Working Capital Adjustment as set forth in Section 2.6(a), minus (ii) an amount equal to the outstanding Indebtedness of the Acquired Companies as of immediately prior to the Closing, minus (iii) the unpaid Company Transaction Expenses as of immediately prior to the Closing, minus (iv) the Working Capital Escrow Amount and Representative Holdback Amount, minus (v) the Incentive Unit Payout and plus (vi) the amount of consolidated Cash of the Company (the “Closing Company Cash”) as of the date of the computation of the Closing Payment Schedule pursuant to Section 2.4(b) (the “Closing Payment”) shall be paid by the Purchaser as set forth on the Closing Payment Schedule, subject to post-closing adjustments pursuant to Section 2.6.

(b) Closing Payment Schedule. At least three (3) Business Days prior to the Closing Date, the Sellers’ Representative will prepare and deliver to the Purchaser an estimate of the Closing Payment, together with the Estimated Closing Certificate described in Section 2.6(a). Additionally, on the day before the Closing, the Sellers’ Representative will deliver to the Purchaser a schedule indicating the Applicable Portion to be paid to each Seller at Closing (the “Closing Payment Schedule”). The Closing Payment Schedule shall set forth the following:

(i) the name of each Blocker Stockholder and each Equityholder, and the number, class and series of Purchased Securities held by such Person immediately prior to the Closing Date, and each Seller’s Applicable Portion;

(ii) (A) the name of each Incentive Unit Holder, (B) the number of Vested Incentive Units held by such holder immediately prior to the Closing Date and (C) the amount of the Incentive Unit Payout each Incentive Unit Holder is entitled to receive;

(iii) the amount of Indebtedness of the Acquired Companies, including a breakdown by Person of amounts owed and wire transfer instructions for each such Person to be paid at Closing; and

(iv) the amount of unpaid Company Transaction Expenses, including a breakdown by Person of amounts owed and wire transfer instructions for each such Person to be paid at Closing.

(c) At the Closing, the Purchaser shall (i) pay to the Sellers’ Representative, for the benefit of the Sellers and Incentive Unit Holders, an amount equal to the sum of the (A) Closing Payment, (B) Incentive Unit Payout and (C) Representative Holdback Amount, by wire transfer of immediately available funds to accounts designated by the Representative the day before the Closing; (ii) pay or cause to be paid the Indebtedness of the Acquired Companies and the unpaid Company Transaction Expenses, in accordance with the Closing Payment Schedule; (iii) deposit in escrow cash in the amount of $450,000 (the “Working Capital Escrow Amount”) in accordance with the terms and conditions of an Escrow Agreement (the “Escrow Agreement”) by and among Purchaser, the Sellers’ Representative and Regions Bank, as Escrow Agent (the “Escrow Agent”), which Escrow Agreement shall be entered into at the Closing in substantially the form attached hereto as Exhibit B. Purchaser and the Company shall each bear fifty percent (50%) of the Escrow Agent’s fees and expenses.

(d) Notwithstanding anything in this Agreement to the contrary, Purchaser and any other applicable withholding agent shall be entitled to deduct and withhold from any amount otherwise payable to any Person pursuant to or contemplated by this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under Law. Any amounts so deducted or withheld shall be treated for all purposes of this Agreement as having been paid in accordance with this Agreement to the Person in respect of which such deduction and withholding was made.

2.5 Working Capital Escrow and Representative Holdback.

(a) Working Capital Escrow. The Working Capital Escrow Amount shall be held by the Escrow Agent and used solely for the purpose of paying any amounts due under Section 2.6.

(b) Representative Holdback Amount. The Representative Holdback Amount shall be held in a separate account by the Sellers’ Representative, shall be available solely to reimburse Sellers’ Representative for any costs and expenses reasonably and actually incurred by Sellers’ Representative in connection with the Transactions and the administration of its duties and the fulfillment of its obligations, and shall be released to Sellers and Sellers’ Representative, as the case may be, pursuant to the terms hereof. The Representative Holdback Amount that remains held and has not been released may be released to the Sellers at any time at the Sellers’ Representative’s discretion. Any amount payable to the Sellers shall be allocated among (and payable to) the Sellers in accordance with how such funds would have been distributed if such funds had been included as part of the Closing Payment and distributed pursuant to Section 2.4. Any amounts released from the Representative Holdback Amount shall be distributed to the Sellers directly by the Sellers’ Representative. Neither the Purchaser nor the Company shall have any liability related to the use, distributions or release of any of the Representative Holdback Amount. The Sellers’ Representative or the Sellers shall incur all costs and fees of, or associated with the use of, the Representative Holdback Amount, shall be responsible for any actions taken or failed to be taken by the Sellers’ Representative in connection with the Representative Holdback Amount, and the use of the Representative Holdback Amount shall in no way impact or increase any obligations or liability of the Purchaser or the Company.

2.6 Adjustments.

(a) At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a certificate signed by the Chief Executive Officer of the Company (the “Estimated Closing Certificate”) setting forth the Estimated Working Capital as of the Effective Time, estimated Closing Company Cash, estimated Indebtedness of the Acquired Companies as of immediately prior to the Closing (the “Closing Company Indebtedness”) and the estimated unpaid Company Transaction Expenses as of immediately prior to the Closing (the “Closing Company Transaction Expenses”), which shall have been prepared in accordance with GAAP applied on a basis consistent with the Company’s past practices reflected in Schedule B. The Estimated Closing Certificate shall be used to make any preliminary adjustment to the Purchase Price on the Closing Date based on the positive or negative difference, if any, between the Estimated Working Capital and the Target Working Capital (the “Closing Working Capital Adjustment”).

(b) Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to the Sellers’ Representative a certificate setting forth, in reasonable detail, its calculation of the Final Working Capital as of the Effective Time, Closing Company Cash, Closing Company Indebtedness and Closing Company Transaction Expenses (the “Closing Certificate”), which shall be prepared in accordance with GAAP applied on a basis consistent with the Company’s past practices reflected in Schedule B.

(c) The Sellers’ Representative shall have thirty (30) days from the date on which the Closing Certificate shall have been delivered to it to raise any objection(s) to the Closing Certificate, by delivery of written notice to Purchaser setting forth such objection(s) in reasonable detail (the “Disputed Items”). In connection with the review of the Closing Certificate and the resolution of any Disputed Items, the Sellers’ Representative shall be afforded reasonable access to the books and records of the Acquired Companies, the financial information used to prepare the Closing Certificate, including, but not limited to, all of the reports, notes and analyses used in the preparation of the Closing Certificate. In the event that the Sellers’ Representative shall not deliver any such objection(s) with respect to the Closing Certificate within such thirty (30)-day period, then the Closing Certificate shall be deemed final for purposes of this Section 2.6. In the event that any such objection(s) are so delivered, the Closing Certificate shall be deemed not final and Purchaser and the Sellers’ Representative shall attempt, in good faith, to resolve the Disputed Items and, if they are unable to resolve all of the Disputed Items within thirty (30) days of delivery of such notice, shall, within five (5) Business Days thereafter (or such earlier date as mutually agreed), submit the Disputed Items (and only the Disputed Items) to the Independent Accounting Firm. Purchaser and the Sellers’ Representative shall provide to the Independent Accounting Firm all work papers and back-up materials relating to the Disputed Items requested by the Independent Accounting Firm to the extent available to Purchaser or the Sellers’ Representative. Purchaser and the Sellers’ Representative shall be afforded the opportunity to present to the Independent Accounting Firm material related to the Disputed Items and to discuss the issues with the Independent Accounting Firm; provided, however, that any materials so provided to the Independent Accounting Firm shall also simultaneously be made available to the other disputing party hereto and both parties are present during any discussions of such materials. The determination by the Independent Accounting Firm, as set forth in a notice to be delivered to Purchaser and the Representative within thirty (30) days after the submission of the Disputed Items to the Independent Accounting Firm, shall be final, binding and conclusive on Purchaser, the Sellers’ Representative and the Sellers. The fees and expenses of the Independent Accounting Firm shall be split equally between Purchaser and the Representative. The final Working Capital reflected in the Closing Certificate, as revised to reflect the resolution of any and all disputes by Purchaser and the Sellers’ Representative and/or the Independent Accounting Firm, shall be deemed to be the “Final Working Capital,” and the Closing Company Cash, Closing Company Indebtedness and Closing Company Transaction Expenses reflected therein shall be deemed to be the final Closing Company Cash, Closing Company Indebtedness and Closing Company Transaction Expenses, respectively.

(d) At such time as the Closing Certificate shall become final in accordance with Section 2.6(c), the amounts set forth on the Estimated Closing Certificate shall be compared to the Closing Certificate, and the dollar amount by which the amounts therein should be adjusted (the “Final Adjustment Amount”) shall be determined. Any Final Adjustment Amount shall be deemed to be an adjustment to the Purchase Price, and shall be paid as follows:

(i) If the Final Adjustment Amount is a negative number, the Sellers’ Representative and the Purchaser shall deliver a joint written authorization to the Escrow Agent within two (2) Business Days from the date on which the Final Adjustment Amount is finally determined, authorizing the Escrow Agent to release from the Working Capital Escrow Amount (A) an amount of cash equal to the lesser of the Final Adjustment Amount and the Working Capital Escrow Amount to the Purchaser and (B) any funds remaining in the Working Capital Escrow Amount to the Sellers’ Representative, each by wire transfer of immediately available funds to the accounts designated in writing by the Sellers’ Representative and the Purchaser to the Escrow Agent prior to the date such payment is due hereunder, which such amount shall be paid by the Escrow Agent within five (5) Business Days from the date on which the Final Adjustment Amount is finally determined. In no event shall the Sellers or the Sellers’ Representative be required to pay any amount of a shortfall to the Purchaser.

(ii) If the Final Adjustment Amount is a positive number, (A) the Sellers’ Representative and the Purchaser shall deliver a joint written authorization to the Escrow Agent within two (2) Business Days from the date on which the Final Adjustment Amount is finally determined, authorizing the Escrow Agent to release from the Working Capital Escrow Amount the entire amount of the Working Capital Escrow Amount to the Sellers’ Representative by wire transfer of immediately available funds, to the account designated in writing by the Sellers’ Representative, which such amount shall be paid by the Escrow Agent within five (5) Business Days from the date on which the Final Adjustment Amount is finally determined, and (B) the Purchaser shall pay or cause to be paid an amount of cash equal to the Final Adjustment Amount to the Sellers’ Representative by wire transfer of immediately available funds. The Sellers’ Representative shall pay any such amount to the Sellers in accordance with how such funds would have been distributed if such funds had been included as part of the Purchase Price and distributed pursuant to Section 2.5.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company and the Sellers, jointly and severally, represent and warrant to Purchaser that the statements contained in this Section 3 are true and correct, except as disclosed in a document of even date herewith and delivered by the Company to Purchaser on the Agreement Date referring to the representations and warranties in this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosure in any such numbered and lettered Section of the Company Disclosure Schedule shall qualify the corresponding subsection in this Section 3 (except to the extent disclosure in any numbered and lettered Section of the Company Disclosure Schedule is specifically cross-referenced in another numbered and lettered Section of the Company Disclosure Schedule or if the applicability of any such disclosure to another numbered or lettered Section is reasonably apparent from the face of such disclosure).

3.1 Organization, Standing and Power; Subsidiaries.

(a) Each Acquired Company is an entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has full power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification. The Company has made available or delivered to Purchaser a true and correct copy of the Company Organizational Documents, together with any amendments thereto, and each as so made available or delivered is in full force and effect. None of the Acquired Companies is in Material violation of any of the provisions of its Company Organizational Documents. Section 3.1(a) of the Company Disclosure Schedule sets forth (A) all jurisdictions in which the Acquired Companies are qualified, authorized, registered or licensed to do business as a foreign entity and (B) each of the officers and managers of the Company.

(b) Section 3.1(b) of the Company Disclosure Schedule sets forth a complete list of all of the Company Subsidiaries (including the equity ownership thereof) and each of the officers and directors or managers of such Company Subsidiaries. Except as set forth on Section 3.1(b) of the Company Disclosure Schedule, none of the Acquired Companies directly or indirectly owns any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

3.2 Authority.

(a) The Company has the requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Transactions have been duly authorized by all necessary action on the part of the Company, its managers and the Equityholders, and no other vote or consent of the Equityholders or other holders of Company Units is necessary under the Company Organizational Documents.

(b) This Agreement and the other Transaction Documents to which the Company is or will be a party have been or will be duly executed and delivered by the Company and constitute or will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally.

(c) The execution and delivery of this Agreement and the other Transaction Documents by the Company do not, and the consummation of the Transactions will not, (i) conflict with, or result in any Material violation of, or Material default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any Material obligation or loss of any Material benefit under (A) any provision of the Company Organizational Documents or (B) any Material Contract, Material permit, mortgage, indenture, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Acquired Companies or any of their respective properties or assets, (ii) except as set forth on Section 3.2(c) of the Company Disclosure Schedule, require a consent or notice under (I) any Contract to which the Company is a party or is otherwise bound (other than the Contract Consents, which are set forth on Section 3.15(c) of the Company Disclosure Schedule), or (II) any Material Healthcare License that is either binding upon or enforceable against the Company, or (iii) result in an Encumbrance upon any asset of the Company.

3.3 Governmental Authorization.

(a) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, regulatory or administrative agency or commission or other federal, state, county, local, municipal, or other governmental authority or other instrumentality of the United States or any territory thereof (a “Governmental Entity”) is required by or with respect to the Acquired Companies in connection with the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the Transactions, except for such consents, authorizations, filings, orders, approvals, registrations or declarations: (i) set forth in Section 3.3(a) of the Company Disclosure Schedule; (ii) as may be required under the HSR Act; or (iii) that are related to or arise as a result of Purchaser being a party to this Agreement or the Transactions.

(b) Section 3.3(b) of the Company Disclosure Schedule contains a complete and accurate list of each Healthcare License that is held by the Acquired Companies and Hospices, or that otherwise relates to the Company Business. Each Hospice operated by the Acquired Companies is duly licensed, if required by the state in which it operates. Section 3.3(b) of the Company Disclosure Schedule sets forth the name of each Hospice, the name of each licensee and the expiration or renewal dates of each. Each Healthcare License listed in Section 3.3(b) of the Company Disclosure Schedule is valid and in full force and effect.

3.4 Financial Statements.

(a) Section 3.4(a) of the Company Disclosure Schedule contains the audited financial statements of the Company on a consolidated basis for the fiscal years ended December 31, 2017 and 2018, and its unaudited consolidated balance sheet (the “Company Balance Sheet”) as of June 30, 2019 (the “Company Balance Sheet Date”) and related statement of operations on a consolidated basis for the six-month period then ended (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared from the books and records of the Company in accordance with GAAP (except that the unaudited financial statements do not contain footnotes and are subject to normal recurring year-end audit adjustments, the effect of which will not, individually or in the aggregate, be Materially adverse) applied on a consistent basis throughout the periods presented and consistent with each other. The Company Financial Statements fairly present in all Material respects the consolidated financial condition and operating results of the Acquired Companies as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of the unaudited Company Financial Statements.

(b) The Company maintains internal accounting controls sufficient to provide reasonable assurance that transactions are executed with management’s general or specific authorizations and transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP.

(c) Section 3.4(c) of the Company Disclosure Schedule contains a list of all Indebtedness of the Acquired Companies, including the outstanding principal amount of such Indebtedness as July 31, 2019.

3.5 Capital Structure.

(a) As of the Agreement Date, 1,300,000 Company Units are issued and outstanding, consisting of (i) 1,150,000 Preferred Units (the “Preferred Units”) and (ii) 150,000 Incentive Units (the “Incentive Units”). No Company Units are owned by any of its Subsidiaries. All outstanding Company Units have been duly authorized, validly issued and fully paid and are free of preemptive rights or similar rights, except as set forth in the LLC Agreement. Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, the Company does not have any equity securities or securities containing any equity features, or convertible into, or exercisable or exchangeable for, any equity securities, issued or outstanding, and there are no agreements, options, warrants, calls, subscriptions or other rights or arrangements outstanding (other than this Agreement) that provide for the sale or issuance of any of the foregoing by the Company. There are no bonds, debentures, notes or other Indebtedness of the Acquired Companies having the right to vote (or convertible into or exercisable or exchangeable for securities of the Acquired Companies having the right to vote) on any matters on which holders of Company Units (or equivalent equity securities of any of the Company Subsidiaries) are entitled to vote. All holders of Company Units have waived or are not entitled to any “appraisal rights,” “dissenter’s rights” or any similar rights under the Delaware Limited Liability Company Act, as amended, in connection with the Transactions.

(b) Section 3.5(b) of the Company Disclosure Schedule sets forth, as of the Agreement Date, with respect to each holder of Company Units, (i) the number and class of Company Units held by such holders and (ii) in the case of Incentive Units, the number of Vested Incentive Units held by such holders, the Distribution Threshold as of the grant date (as defined in the LLC Agreement or the Incentive Unit Plan, as the case may be) and the grant date.

(c) Except as set forth on Section 3.5(c) of the Company Disclosure Schedule and except for this Agreement, the LLC Agreement and the Incentive Unit Plan, there are no Contracts, commitments or agreements relating to voting, purchase or sale of Company Units (i) between or among the Company or any Company Subsidiary and (ii) to the Company’s Knowledge, between or among any of the Equityholders.

(d) All Company Units and rights to acquire Company Units were issued in compliance with all applicable federal and state securities laws. No Company Units or rights to acquire Company Units (i) were issued in violation of the Company Organizational Documents or any other agreement, arrangement or commitment to which any Acquired Company or to the Company’s Knowledge, any Seller is a party or (ii) are subject to or in violation of any preemptive or similar rights of any Person.

(e) Except as set forth in Section 3.5(e) of the Company Disclosure Schedule or the LLC Agreement: (i) none of the outstanding Company Units or shares or equity interests of any Company Subsidiary is entitled or subject to any preemptive right, right of participation or similar right; (ii) none of the outstanding Company Units or shares or equity interests of any Company Subsidiary is subject to any right of repurchase or first refusal or similar right in favor of the Company or, to the Company’s Knowledge, of any third party; and (iii) there are no agreements or arrangements (other than this Agreement) relating to the voting or registration of, or restricting any holder from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Company Units or shares or equity interests of any Company Subsidiary, in each case, pursuant to a Contract to which the Company is a party, or of which the Company otherwise has Knowledge.

3.6 Absence of Certain Changes. Since January 1, 2019, the Acquired Companies have conducted their respective businesses in all Material respects in the ordinary course consistent with past practice and except as set forth on Section 3.6 of the Company Disclosure Schedule, there has not occurred:

(a) any change, event or condition that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on the Acquired Companies taken as a whole;

(b) any acquisition, sale or transfer of any Material asset of the Acquired Companies not in the Ordinary Course of Business, or any permission or allowance of any asset or property of the Acquired Companies, whether tangible or intangible, to be mortgaged, pledged or made subject to any Encumbrance;

(c) any Material change in method of doing business, accounting methods or practices by the Acquired Companies or any revaluation by the Acquired Companies of any of their respective assets;

(d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the Company Units or any direct or indirect redemption, purchase or other acquisition by the Acquired Companies of any equity interest of the Acquired Companies;

(e) any Material Contract entered into by the Acquired Companies, not in the Ordinary Course of Business, or any Material amendment (not in the Ordinary Course of Business and as provided to Purchaser) or termination of, or Material default under, any Material Contract to which an Acquired Company is a party or by which an Acquired Company is bound;

(f) any amendment or change to the Company Organizational Documents, any change in its authorized or issued equity interests, or grant of any option, right to purchase or similar right regarding equity interests of any Acquired Company;

(g) any Material increase in or modification of the compensation or benefits payable or to become payable by an Acquired Company to any officer or employee of the Acquired Companies other than those that are in the Ordinary Course of Business;

(h) any institution or settlement of any claim, arbitration, mediation, dispute resolution procedure or Legal Proceeding involving the Acquired Companies;

(i) any entry by any Acquired Company into any Contract relating to the payment for capital expenditures in excess of $50,000 singularly or $100,000 in the aggregate, unless paid prior to Closing;

(j) any waiver or release, or entry into any agreement not to assert, by any Acquired Company with respect to any Material right or claim, or any cancellation by any Acquired Company of any Indebtedness;

(k) any termination of a contract that, absent such termination, would constitute a Material Contract;

(l) any making of any loan to, or entry into any other transaction or Contract, by any Acquired Company with any Related Party;

(m) any loss, damage or destruction of or to any assets of any Acquired Company not covered by insurance and already replaced, in excess of $50,000 in the aggregate;

(n) any incurrence by any Acquired Company of any Indebtedness;

(o) any making or changing of any Tax election or Tax accounting method or policy, filing of any amended Return, consent to or entry into any closing agreement or similar agreement related to Taxes with any Governmental Entity, settlement or compromise of any Tax liability, surrender of any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, in each case, by or of any Acquired Company;

(p) any issuance, sale or transfer of any Company Units;

(q) any entry into, establishment or termination of any Company Employee Plan, grant by any Acquired Company of any salary or wage increases outside the Ordinary Course of Business or not in accordance with a previously existing Company Employee Plan, or hiring or firing of any employee of the Acquired Companies earning annual base compensation of at least $100,000;

(r) adoption by any Acquired Company of a plan of liquidation, dissolution, merger, consolidation or other reorganization (other than this Agreement); or

(s) any agreement by the Acquired Companies to do any of the things described in the preceding clauses (a) through (r) (other than negotiations with Purchaser and its Representatives regarding the Transactions).

3.7 Absence of Undisclosed Liabilities. None of the Acquired Companies has any obligations, liabilities or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise, other than (a) those set forth or adequately provided for in the Company Balance Sheet; (b) those incurred in the Ordinary Course of Business since the Company Balance Sheet Date (which are not, individually or in the aggregate, material in amount) and not required to be set forth on the Company Balance Sheet under GAAP; and (c) executory obligations under Contracts entered into in the Ordinary Course of Business that are to be performed in accordance with the terms of such Contracts.

3.8 Compliance With Laws. Except as set forth on Section 3.8 of the Company Disclosure Schedule, the Acquired Companies are in compliance with, and are conducting the Company Business in the Ordinary Course of Business in accordance with, in all Material respects, all Laws. The Acquired Companies are not, and have not been during the Applicable Lookback Period, in default or violation in any Material respect of any Law or Healthcare License applicable to them or by which any of their respective properties or assets is bound.

3.9 Legal Proceedings. Except as set forth on Section 3.9 of the Company Disclosure Schedule, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened, nor is there any investigation pending or, to the Knowledge of the Company, threatened against the Acquired Companies or any of their respective properties or assets or any officer, director or manager of the Acquired Companies (in their capacities as such), with respect to or affecting the Acquired Companies’ operations, Company Business or financial condition, or related to the consummation of the Transactions. Without limiting the generality of the foregoing, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened that, individually or in the aggregate, would reasonably be expected to adversely affect the ability of any Acquired Company to enter into and perform its obligations under this Agreement and the other Transaction Documents and consummate the Transactions. Section 3.9 of the Company Disclosure Schedule contains a complete and accurate list and description (and any settlement terms) of all Legal Proceedings filed during the Applicable Lookback period or, to the Knowledge of the Company, threatened in the last twelve (12) months by or against the Acquired Companies or any of their respective properties or assets or any officer, director or manager of the Acquired Companies (in their capacities as such), with respect to or affecting the Acquired Companies’ operations, Company Business or financial condition, or related to the consummation of the Transactions. Except as set forth on Section 3.9 of the Company Disclosure Schedule, there is no outstanding judgment, injunction, decree or order against the Acquired Companies or, to the Company’s Knowledge, any manager, director or officer of the Acquired Companies (in their capacities as such).

3.10 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon the Acquired Companies that prohibits the Acquired Companies from competing in any specified line of business or geographic region.

3.11 Intellectual Property.

(a) Company Intellectual Property Rights.

(i) Disclosure of Certain Intellectual Property. Section 3.11(a)(i) of the Company Disclosure Schedule is a complete and accurate list of: (A) all Company Registered Intellectual Property, grouped by Patents, Trademarks, Copyrights, and domain names; and (B) all other Company Owned Intellectual Property (other than Trade Secrets), including common law Trademarks and Material unregistered Trademarks; and setting forth for each of the foregoing as applicable, the nature of the right and the title held, application number, filing date, jurisdiction, and registration number for each such item of Company Registered Intellectual Property.

(ii) Enforceability; No Challenges. Each item of Company Registered Intellectual Property is valid and enforceable. None of the Acquired Companies has misrepresented, or failed to disclose, any facts or information in any application for any Company Registered Intellectual Property that would constitute fraud, misrepresentation or other inequitable conduct, and to the Company’s Knowledge, there are no such facts or information or that would otherwise adversely affect the validity or enforceability of any Company Registered Intellectual Property. With respect to each item of Company Registered Intellectual Property and each item of Company Licensed Intellectual Property that has been registered with a Registration Office and is exclusively licensed to an Acquired Company, no Acquired Company has received written notice of any inventorship challenge, opposition, cancellation, re-examination, interference, invalidity, unenforceability or other action or proceeding before any Registration Office relating to such Intellectual Property during the Applicable Lookback Period.

(iii) Proper Filing. With respect to each item of Company Registered Intellectual Property, each item of Company Licensed Intellectual Property that has been registered with a Registration Office or is exclusively licensed to an Acquired Company, all necessary filing, examination, registration, maintenance, renewal and other fees and taxes have been paid, and all necessary documents and certificates have been filed with all relevant Registration Offices for the purposes of maintaining such Intellectual Property, in each case in accordance with Law. Section 3.11(a)(iii) of the Company Disclosure Schedule is a complete and accurate list of all actions that must be taken by the Acquired Companies within 120 days of the Closing Date with respect to any of the Company Owned Intellectual Property, including payment of any filing, examination, registration, maintenance, renewal and other fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing such Intellectual Property, in each case in accordance with Law.

(iv) Patents, Copyrights and Trademarks. With respect to all Patents, Copyrights, Trademarks and domain names included in the Company Registered Intellectual Property and all Patents, Copyrights, Trademarks and domain names that have been registered with a Registration Office or are exclusively licensed to an Acquired Company, each such item has not lapsed, expired or been abandoned. With respect to such Trademarks, the Acquired Companies have taken all commercially reasonable and customary measures and precautions necessary to protect and maintain such Trademarks and the full value of any goodwill associated with such Trademarks.

(v) Trade Secrets. The Acquired Companies have taken commercially reasonable measures and precautions to protect and maintain the confidentiality of all Trade Secrets included in the Company Intellectual Property. No Acquired Company has disclosed any Trade Secrets in which the Acquired Companies have (or purport to have) any right, title or interest (or any tangible embodiment thereof) to any Person without having such Person execute a written agreement regarding the non-disclosure and non-use thereof. All use, disclosure or appropriation of any Trade Secret not owned by the Acquired Companies has been pursuant to the terms of a written agreement between the applicable Acquired Company and the owner of such Trade Secret, or is otherwise lawful. During the Applicable Lookback Period, none of the Acquired Companies has received any written notice from any Person that there has been an unauthorized use or disclosure of any Trade Secrets included in the Company Intellectual Property. No Person that has received any Trade Secrets from the Acquired Companies has refused to provide to the Acquired Companies, after request therefor, a certificate of return or destruction of any documents or materials containing such Trade Secrets.

(b) Ownership of and Right to Use Company Intellectual Property; No Encumbrances.

(i) The applicable Acquired Company is the sole and exclusive owner of and has good, valid and marketable title to, free and clear of all Encumbrances, all Company Owned Intellectual Property, and all Company Technology (except for Copyrights in Off-the-Shelf Software and Technology licensed to the Company or a Company Subsidiary on a non-exclusive basis and set forth in Section 3.11(b) of the Company Disclosure Schedule). The applicable Acquired Company has the sole and exclusive right to bring Legal Proceedings against any other Person for past, present or future infringement of Company Owned Intellectual Property. None of the Acquired Companies has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property to any Person, or permitted the rights of the Acquired Companies in any Company Intellectual Property to enter into the public domain.

(ii) The applicable Acquired Company has a valid, legally enforceable right to use, license, practice and otherwise exploit all Company Licensed Intellectual Property and all other Intellectual Property used by the Acquired Companies. The Company Intellectual Property constitutes all of the Intellectual Property used in the conduct of the Company Business as currently conducted. All Company Licensed Intellectual Property (including any interest therein acquired through a license or other right to use, but excluding any Off-the-Shelf Software) is free and clear of Encumbrances and the Company has not received any notice that any portion of the Company Licensed Intellectual Property is subject to any Encumbrance.

(iii) No licenses or other consents are required from any Person to permit Purchaser to fully exploit the Company Intellectual Property and continue the conduct of the Company Business as currently conducted or as proposed to be conducted. The consummation of the Transactions will not result in the loss of, or otherwise adversely affect, any ownership rights of the Acquired Companies in any Company Intellectual Property or result in the breach or termination of any license, contract or agreement to which the Acquired Companies are a party with respect to any Company Intellectual Property (including Inbound IP Licenses).

(c) Agreements Related to Company Intellectual Property.

(i) Disclosure of Outbound IP Licenses. Section 3.11(c)(i) of the Company Disclosure Schedule is a complete and accurate list of all Contracts pursuant to which the Acquired Companies granted or are required to grant to any Person a license or other right to any Intellectual Property, including any covenant not to assert or sue or other immunity from suit (“Outbound IP Licenses”).

(ii) Disclosure of Inbound IP Licenses. Section 3.11(c)(ii) of the Company Disclosure Schedule is a complete and accurate list of all Contracts pursuant to which any Person granted or is required to grant to the Acquired Companies a license or other right to any Intellectual Property (other than Off-the-Shelf Software), including any covenant not to assert or sue or other immunity from suit (“Inbound IP Licenses”).

(iii) Enforceability. Each IP License is in full force and effect, and the Acquired Companies have not taken or failed to take any action and no other event has occurred that could subject any IP License to termination or otherwise cause any such IP License not to be in effect in the foreseeable future. The IP Licenses constitute all of the Material Contracts relating to any Company Intellectual Property.

(iv) Disclosure of Other Intellectual Property Contracts. Section 3.11(c)(iv) of the Company Disclosure Schedule is a complete and accurate list, grouped by subsection, of all Contracts as follows: (A) regarding joint development of any services or Technology;

(B) by which the Acquired Companies grant, granted or are required to grant any ownership right or title to any Intellectual Property; (C) by which the Acquired Companies are assigned or granted an ownership interest in any Intellectual Property (other than written agreements with employees and independent contractors that assign or grant to the Acquired Companies ownership of Intellectual Property developed in the course of providing services to the Acquired Companies); (D) under which the Acquired Companies grant or receive an option or right of first refusal or negotiation relating to any Intellectual Property; (E) except for Company Source Code for any Company Licensed Intellectual Property, under which any Person is granted any right to access Company Source Code or to use Company Source Code; (F) pursuant to which the Acquired Companies have deposited or are required to deposit with an escrow agent or any other Person the Company Source Code or other Technology or the execution of this Agreement or the consummation of any of the Transactions could reasonably be expected to result in the release or disclosure of the Company Source Code; and (G) limiting the Acquired Companies’ ability to transact business (including to provide services) in any market, field or geographical area or with any Person, or that restricts the use, sale, transfer, delivery or licensing of any services, Technology or Intellectual Property, including any covenant not to compete.

(v) Royalties. Except as set forth in Section 3.11(c)(v) of the Company Disclosure Schedule, None of the Acquired Companies has any obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person by reason of ownership, use, exploitation, practice, sale or disposition of any Intellectual Property (or any tangible embodiment thereof) or using, selling, offering for sale or distributing any services.

(vi) Indemnification. Except as set forth in Section 3.11(c)(vi) of the Company Disclosure Schedule, none of the Acquired Companies has entered into any Contract to defend, indemnify or hold harmless any Person against any charge of infringement of any Intellectual Property.

(vii) No Breach. None of the Acquired Companies, or to the Company’s Knowledge any other Person, is in Material breach of any Contract described in this Section 3.11(c) and none of the Acquired Companies has notified any Person in writing and no Person has provided written notification to the Acquired Companies of any such breach.

(viii) No Affiliate Licenses. There are no Contracts pursuant to which the Acquired Companies granted or are required to grant to any Person any rights under the Intellectual Property of any Affiliate of the Company (other than Intellectual Property owned or controlled by the Acquired Companies as of the Closing Date).

(d) No Third Party Rights in Company Intellectual Property. Except as set forth in Section 3.11(d) of the Company Disclosure Schedule:

(i) No Joint Ownership. None of the Acquired Companies jointly owns, licenses or claims any right, title or interest with any other Person of any Company Owned Intellectual Property.

(ii) No Employee Ownership. No current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of the Acquired Companies has any right, title or interest in, to or under any Company Intellectual Property that has not been either (A) irrevocably assigned or transferred to the Acquired Companies or (B) licensed (with the right to grant sublicenses) to the Acquired Companies under an exclusive, irrevocable, worldwide, royalty-free, fully paid and assignable license.

(iii) No Challenges. During the Applicable Lookback Period, no Person has challenged or threatened in writing to challenge, and no Person has asserted or threatened in writing a claim or made a demand, nor is there any pending Legal Proceeding or Legal Proceeding threatened in writing that would adversely affect (A) the Acquired Companies’ right, title or interest in, to or under the Company Intellectual Property or any Company Technology or (B) any Contract, IP License or other arrangement under which the Acquired Companies claim any right, title or interest under the Company Intellectual Property or Company Technology or restricts the use, manufacture, transfer, sale, delivery or licensing by the Acquired Companies of any Company Intellectual Property or Company Technology.

(iv) No Infringement by Other Persons. To the Knowledge of the Company, no Company Owned Intellectual Property or Company Licensed Intellectual Property that is exclusively licensed to the Acquired Companies has been infringed, misappropriated or violated by any Person.

(e) No Infringement by Company. The conduct of the Company Business does not, and will not, infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of (i) any Intellectual Property of any Person or (ii) to the Company’s Knowledge, any Patent of any Person. During the Applicable Lookback Period, no Person has asserted in writing to the Acquired Companies, or threatened to assert a claim in writing, and to the Company’s Knowledge there are no facts that could give rise to a claim, nor have the Acquired Companies received any written notification, that the Company Business or any Company Technology (or any Intellectual Property embodied in the Company Technology) infringes, constitutes contributory infringement, inducement to infringe, misappropriation or unlawful use of any Person’s Intellectual Property. None of the Acquired Companies has received any unsolicited written offer to license any Person’s Intellectual Property that a reasonable Person would understand to be a result of unauthorized use of Intellectual Property. During the Applicable Lookback Period, no Person has notified the Acquired Companies in writing that the Acquired Companies require a license to any Person’s Intellectual Property.

(f) No Government Funding. No funding, facilities, resources or personnel of any Governmental Entity or any university, college, other educational institution, multi-national, bi-national or international organization or research center was used in connection with the development or creation, in whole or in part, of any Company Owned Intellectual Property or Company Technology.

(g) Proprietary Software. Set forth on Section 3.11(g) of the Company Disclosure Schedule is an accurate and complete list and description (including a name, product description, version level, and language in which it is written) of all Proprietary Software.

3.12 Company Services. Except as set forth in Section 3.12 of the Company Disclosure Schedule:

(a) None of the Acquired Companies sells or licenses any Software, hardware or other products to any third party or any other Person. The Acquired Companies only provide Company Services to patients.

(b) All Company Services made available by the Acquired Companies to any Person and all services provided by or on behalf of the Acquired Companies to any Person on or prior to the Closing Date conform and comply in all Material respects with the terms and requirements of all applicable contractual obligations, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), advertising and marketing materials, product or service specifications and documentation, and Law.

(c) None of the Acquired Companies has received any written notice from any current supplier of items essential to the conduct of the Company Business or from any Care Facility that such supplier or Care Facility intends to terminate or alter its business relationship with it for any reason.

3.13 Privacy; Security Measures.

(a) Privacy. The Acquired Companies and each Hospice are and have been during the Applicable Lookback Period in compliance in all Material respects with HIPAA and all other Data Privacy and Security Laws, all contractual obligations of the Acquired Companies and each Hospice that apply to or restrict the use or disclosure of or access to Personal Information by the Acquired Companies or a Hospice. The Acquired Companies and each Hospice have in place, and have complied and are in compliance in all Material respects with, written privacy policies relating to the collection, storage, use, disclosure and transfer of any Personal Information created, collected or maintained by or on behalf of the Acquired Companies or Hospices, and have taken all reasonably appropriate and industry standard measures to protect and maintain the confidential nature of such Personal Information. The Acquired Companies and Hospices have the right pursuant to their contractual obligations and written privacy policies to use and disclose Personal Information for the purposes such Personal Information is and has been used and disclosed. None of the Acquired Companies or Hospices has received a written (or to the Company’s Knowledge, oral) complaint from a Governmental Entity or from any other Person in writing regarding the Acquired Companies’ or Hospices’ privacy practices or security practices or security incidents regarding Personal Information.

(b) Security Measures. The Acquired Companies and each Hospice have implemented, and have since implementation maintained, commercially reasonable security safeguards and other measures to protect all Personal Information held or maintained by or on behalf the Acquired Companies and Hospices in any location (including without limitation computers, networks, Software and systems used in connection with the operation of the Company Business (the “Information Systems”)) from viruses and any unauthorized access, use, modification, disclosure or other misuse, and such security safeguards comply in all Material respects with the Data Privacy and Security Laws and the Acquired Companies’ and Hospices’ contractual obligations to other Persons. The Company maintains and adheres to commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities, and the Company has made available or provided to Purchaser all of the Acquired Companies’ disaster recovery and security plans, and procedures relating to the Acquired Companies’ Information Systems. During the Applicable Lookback Period, there have been no unauthorized intrusions into or breaches of the security of the Acquired Companies’ Information Systems. All Information Systems are free of any virus, malware, spyware or other device or code that could reasonably be expected to disrupt, disable, or otherwise impair the normal operation of, or provide unauthorized access to, any Information Systems. The Information Systems are reasonably sufficient for the needs of the Company Business and are in sufficiently good working condition to perform all information technology operations necessary for the conduct of the Company Business.

(c) HIPAA. None of the Acquired Companies or Hospices is subject to any pending action, claim, or proceeding nor, to the Knowledge of the Company, is any such action, claim or proceeding threatened against the Acquired Companies or Hospices by any third party, including any Governmental Entity, alleging a violation of HIPAA or any such third party’s privacy rights under any applicable Laws. During the Applicable Lookback Period, there have been no written complaints to, or investigations, compliance reviews, inquiries, or audits by, a Governmental Entity with respect to the Acquired Companies’ or Hospices’ compliance with any Data Privacy and Security Laws. During the Applicable Lookback Period, none of the Acquired Companies or Hospices has experienced any (i) Breach of Unsecured Protected Health Information (as “Breach,” “Unsecured Protected Health

Information,” and “Protected Health Information” are defined by HIPAA), (ii) any Security Incident (as “Security Incident” is defined by HIPAA) or (iii) any data breach requiring notification to any entity pursuant to any state data breach notification Law. When acting as a Business Associate (as defined at 45 C.F.R. 160.103) of a Person, the Acquired Companies and each Hospice have in effect agreements with each such Person that satisfy all of the requirements of HIPAA (“BA Agreements”). When acting as a Covered Entity (as defined at 45 C.F.R. 160.103), the Acquired Companies and each Hospice have in effect agreements with any Person that creates, receives, maintains or transmits Personal Information on behalf of such Acquired Company or Hospice an agreement that satisfies all of the requirements of HIPAA, except where the absence of such agreement would not reasonably be expect to result in a Material Adverse Effect. The Acquired Companies and Hospices are and have been during the Applicable Lookback Period in compliance in all material respects with the BA Agreements to which they are parties. To the Company’s Knowledge, no Business Associate of the Acquired Companies or Hospices has violated the terms of any BA Agreement.

3.14 Interested Party Transactions. Except as set forth on Section 3.14 of the Company Disclosure Schedule, (a) no Related Party has, and no Related Party has had within the past three (3) years, any interest in any Material property or asset, tangible or intangible, used by the Acquired Companies in the conduct of the Company Business; (b) no Related Party is or has, within the past three (3) years, been Indebted to the Acquired Companies or any Seller (other than for ordinary travel and expense advances) and the Acquired Companies have not been Indebted to any Related Party; and (c) no Related Party has entered into, or has any financial interest in, any material contract, transaction or business dealing with or involving the Acquired Companies.

3.15 Material Contracts.

(a) All of the Material Contracts of the Acquired Companies are listed in Section 3.15(b) of the Company Disclosure Schedule, and a true, correct and complete copy of each such Material Contract has been made available or delivered to Purchaser. With respect to each Material Contract: (i) such Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to the Acquired Company party to such Material Contract and, to the Company’s Knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity; (ii) such Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect with respect to the applicable Acquired Company immediately following the Effective Time, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity; and (iii) none of the Acquired Companies or, to the Company’s Knowledge, any other party is in Material breach or default, and no event has occurred that with notice or lapse of time would constitute a Material breach or default by the Acquired Companies or, to the Company’s Knowledge, by any such other party, permit termination, modification or acceleration, under such Material Contract, would give rise to any claim for damages under such Material Contract, or result in the creation of any Encumbrances upon any of the assets or properties of any Acquired Company with respect to such Material Contract. Except as set forth on Section 3.15(b) of the Company Disclosure Schedule, no Material Contract will be altered or accelerated as a result of the Transactions, nor will the Transactions cause to vest or accrue any termination right in any Material Contract exercisable by the other party thereto.

(b) “Material Contract” means any Contract to which any Acquired Company is a party:

(i) with expected receipts or expenditures in excess of $250,000 per calendar year;

(ii) for the employment of any current officer, employee or other individual for an annual base salary or other annual compensation in excess of $100,000;

(iii) granting any exclusive rights to any other party (including any right of first refusal, right of first offer or right of first negotiation);

(iv) evidencing Indebtedness of the Acquired Companies in excess of $100,000;

(v) requiring the Acquired Companies to indemnify any Person other than in any Healthcare Participation Agreement and as otherwise may be included in any Contract in the Ordinary Course of Business, including any Contract requiring the Acquired Companies to act as a guarantor or surety (irrespective of the amount involved);

(vi) with a supplier or vendor involving expenditures in excess of $100,000 per calendar year or with any of the top twenty (20) suppliers of the Company Business (by volume of dollars of purchases from such suppliers) during each of the fiscal year ended December 31, 2018 and the six-month period ended June 30, 2019;

(vii) with a physician or other licensed medical provider who is not an employee;

(viii) that is a Healthcare Participation Agreement;

(ix) that is a Healthcare Operating Agreement, with expected receipts or expenditures of greater than $100,000 in calendar year 2018;

(x) with any group purchasing organization;

(xi) that is a Lease;

(xii) pursuant to which any Acquired Company manages the operations of any other Person, or pursuant to which any Acquired Company has management services provided to it;

(xiii) that is a lease or other agreement under which any Acquired Company is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $50,000 that is not terminable by such Acquired Company upon notice of thirty (30) days or less for a cost of $5,000 or less;

(xiv) that is an agreement for management, consulting or financial advisory services where payments exceed $100,000 annually that is not terminable by the Acquired Companies upon notice of thirty (30) days or less for a cost of $10,000 or less;

(xv) involving any partnership, joint venture or limited liability company agreement or concerning any equity or partnership interest in another Person;

(xvi) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) (A) completed within the Applicable Lookback Period or (B) that otherwise has any obligations outstanding, including any payment or indemnification obligations, which would reasonably be expected to result in payment or indemnification by or to the Acquired Companies in excess of $250,000; or

(xvii) which is not identified above, whether in the Ordinary Course of Business or not, and which (A) involves future payments, performance of services or delivery of goods or material, to or by the Company Business in an amount exceeding $500,000 on an annual basis, and (B) is not terminable by the Acquired Companies in sixty (60) days or less.

(c) Except for the consents and notices set forth in Section 3.15(c) of the Company Disclosure Schedule (the “Contract Consents”), no prior consent of, or notice to, any party to a Material Contract is required for the consummation by the Company of the Transactions to be in compliance with the provisions of such Material Contract or to avoid the termination of, the loss of any right under or the incurrence of any obligation under such Material Contract.

(d) In the twelve (12) months immediately preceding the date hereof, none of the other parties to any Material Contract (i) has refused, or communicated in writing that it will or may refuse, to continue performing under such Material Contract; (ii) has communicated to any Acquired Company that it will or may substantially reduce its performance under such Material Contract; (iii) has communicated to any Acquired Company or any Seller that it will not or may not renew or extend its Material Contract beyond the existing terms or (iv) has otherwise threatened or proposed any Material change in the relationship between such party and the Acquired Companies.

3.16 Real Estate.

(a) Section 3.16 of the Company Disclosure Schedule contains a true and correct list of all leases, subleases, licenses or other Contracts for real property, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto (each a “Lease” and collectively, “Leases”) to which any Acquired Company is a party. Other than the real property subject to the Leases (the “Leased Real Property”), no Acquired Company has any interest in real property, fee or otherwise, nor is any Acquired Company party to any Contract to acquire an interest in real property. The applicable Acquired Company is the sole lessee under each Lease to which it is a party and has a good and valid leasehold interest in the applicable Leased Real Property subject to such Lease, in each case free and clear of all Encumbrances. The Leases are in full force and effect and are valid, binding and enforceable against the applicable Acquired Company party thereto in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True, correct and complete copies of all such Leases have been made available or provided to Purchaser. The Acquired Companies have paid all rents and service charges to the extent such rents and charges are due and payable under the Leases. Section 3.16 of the Company Disclosure Schedule also identifies as to each Lease: (i) the name of the landlord party thereto; (ii) the name of the applicable Acquired Company party thereto; (iii) the commencement date of the term and, if different, effective date of such Lease; (iv) the expiration date of the term; and (v) any guarantees, letters of credit or other third-party credit enhancements; and (vi) any options to renew, extend, purchase, cancel or terminate that are not expressly stated in such Lease.

(b) Except as set forth on Section 3.16 of the Company Disclosure Schedule, neither the applicable Acquired Company party thereto, nor, to the Company’s Knowledge, any other party to a Lease is in, or is alleged to be in, breach or default under any Lease, and there is no event, but for the passage of time or the giving of notice or both, which would constitute or result in any such breach or default by the applicable Acquired Company party thereto, nor, to the Company’s Knowledge, any other party thereto. No Acquired Company’s possession and quiet enjoyment of its applicable Leased Real Property under any applicable Lease has been disturbed. Except as set forth on Section 3.16 of the Company Disclosure Schedule, no Acquired Company has subleased, licensed or otherwise granted to any Person any right to use or occupy the Leased Real Property or any portion thereof, and no Acquired Company has collaterally assigned or granted any other security interest in the Leased Real Property or the Leases.

(c) The use of the Leased Real Property by the Acquired Companies for use in the Company Business conforms to all applicable fire, safety, zoning and building Laws and ordinances, Laws relating to the disabled, and other applicable Laws, except where the failure to so conform would not reasonably be expected to have a Material Adverse Effect. There are no pending or, to the Company’s Knowledge, threatened eminent domain, condemnation, zoning, or other Legal Proceedings affecting the Leased Real Property that would result in the taking of all or any part of the Leased Real Property or that would prevent or hinder the continued use of the Leased Real Property as currently used in the conduct of the Company Business.

3.17 Accounts Receivable. Subject to any reserves set forth therein, the accounts receivable shown on the Company Financial Statements are valid and genuine, and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the Ordinary Course of Business in each case with Persons other than Affiliates. There is no contest, claim, defense or right of setoff under any Contract relating to the amount or validity of such accounts receivable.

3.18 Bank Accounts. Section 3.18 of the Company Disclosure Schedule sets forth a true, correct and complete list of: (a) each bank, savings and loan or similar financial institution in which the Acquired Companies have an account, safety deposit box, lockbox account or any other account, and the numbers of the accounts or safety deposit boxes maintained thereat; and (b) the names of all Persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such Person with respect thereto.

3.19 Employees and Consultants.

(a) Section 3.19(a) of the Company Disclosure Schedule contains a list as of August 16, 2019 of (i) the names of all current employees (including without limitation employees who are on an approved leave of absence, part-time employees, temporary employees and leased employees) of the Acquired Companies, and the name of the entity (the Company or any Company Subsidiary) that employs such Persons, together with their respective current salaries or wages (including any accrued but unused vacation pay, bonuses, commissions and other cash compensation paid by the Acquired Companies in calendar year 2018 and year-to-date in calendar year 2019), and a description of the fringe benefits (other than those generally available to employees of the Acquired Companies) provided to any such employees, dates of employment and position and whether such employee is exempt or non-exempt; (ii) the names of any independent contractors or consultants used by the Acquired Companies in the last two (2) years with a description of the work performed and the amount paid to the independent contractors or consultants over the past two (2) years; and (iii) each outstanding cash loan to an employee of the Acquired Companies. To the Company’s Knowledge, as of the Agreement Date, no current employee of the Acquired Companies is in violation of any term of any employment agreement, non-competition agreement, or any restrictive covenant with a former employer relating to the right of any such employee to be employed by the Acquired Companies because of the nature of the Company

Business or to the use of trade secrets or proprietary information of others. As of the Agreement Date, to the Company’s Knowledge, except as set forth in Section 3.19(a) of the Company Disclosure Schedule, no employee of the Acquired Companies whose compensation, including base salary and any incentive compensation, exceeded $150,000 for calendar year 2018 or such prorated amount as of the Agreement Date for calendar year 2019 would exceed $75,000, has submitted or intends to submit his or her resignation to the Acquired Companies.

(b) As of the Agreement Date, there are no Legal Proceedings pending or, to the Company’s Knowledge, reasonably expected or threatened, between any Acquired Company, on the one hand, and any or all of its current or former employees, on the other hand, before any Governmental Entity regarding harassment or discrimination, retaliation, breach of Contract, wrongful termination, workplace safety, or any other such labor and employment-related matters (including, without limitation, administrative charges, claims or wage and hour violations, leave interference, disability accommodations, or employment-related multi-claimant or class action claims), defamation, intentional or negligent infliction of emotional distress, interference with Contract or interference with actual or prospective economic disadvantage or any other claims arising from or relating to the employment of any of the employees of the Acquired Companies or the relationship of the Acquired Companies with any independent contractor. None of the Acquired Companies is a party to or otherwise bound by any consent decree with or citation from any Governmental Entity relating to employees or employee practices. The Acquired Companies have provided all employees, independent contractors and consultants with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that is due to be paid to or on behalf of such employees, independent contractors and consultants.

(c) All employees of the Acquired Companies are employed in the United States and, to the Company’s Knowledge, are United States citizens or aliens authorized to work in the United States for the Company, as verified by appropriate I-9 documents maintained by the Acquired Companies.

(d) The Acquired Companies are not subject to affirmative action obligations under any legal requirement, including without limitation, Executive Order 11246, and they are not a government contractor for purposes of any legal requirements.

3.20 Title to Property. The Acquired Companies have good and marketable title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the Ordinary Course of Business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or Encumbrances of any kind or character, except: (a) the lien for current taxes not yet due and payable; (b) such imperfections of title, liens and easements as do not and will not Materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise Materially impair business operations involving such properties; or (c) as set forth on Section 3.20 of the Company Disclosure Schedule. The tangible assets of the Acquired Companies that are used in the operations of the Company Business are in good working order, condition and repair, reasonable wear and tear excepted, and are not in need of Material maintenance or repairs except for maintenance or repairs which are routine and ordinary. Except as set forth in Section 3.20 of the Company Disclosure Schedule, all of the tangible assets of the Acquired Companies are located at the Leased Real Property. All Material properties used in the operation of the Company Business are reflected in the Company Balance Sheet to the extent such properties are required by GAAP to be so disclosed.

3.21 Environmental Matters.

(a) The following terms shall be defined as follows:

(i) “Environmental Laws” means any applicable foreign, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials (as defined in Section 3.21(a)(ii)), including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., as amended (“RCRA”).

(ii) “Hazardous Materials” means any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity. The term “Hazardous Materials” shall include any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

(b) The Acquired Companies are, and have been during the past two (2) years, in Material compliance with all Environmental Laws relating to the properties or facilities used, leased or occupied by the Acquired Companies (collectively, “Company’s Facilities”, such properties or facilities currently used, leased or occupied by any of the Acquired Companies are defined herein as “Company’s Current Facilities”), and no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any of the Company’s Facilities that will give rise to liability of the Company or any Company Subsidiary under Environmental Laws. To the Company’s Knowledge, there are no Hazardous Materials (including asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any of the Company’s Current Facilities in violation of Law. To the Company’s Knowledge, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at the Company’s Current Facilities. To the Company’s Knowledge, no employee of the Acquired Companies or any other Person has claimed that the Acquired Companies are liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material. No civil, criminal or administrative Legal Proceeding is pending against the Acquired Companies, or, to the Company’s Knowledge, threatened against the Acquired Companies, with respect to Hazardous Materials or Environmental Laws. None of the Acquired Companies has received any written notice of any violation of any Environmental Laws. None of the Acquired Companies has Knowledge of facts or circumstances that would reasonably be expected to form the basis for liability of the Acquired Companies regarding Hazardous Materials or regarding noncompliance with Environmental Laws.

3.22 Taxes.

(a) As used in this Agreement, the terms “Tax” and, collectively, “Taxes” mean (i) any and all federal, state, local or other taxes, assessments and other governmental charges, duties, impositions and liabilities, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, stamp transfer, escheat, franchise, withholding, payroll, recapture, employment, unemployment, unclaimed property, excise, property value added, alternative or add-on minimum, estimated or other taxes, registration fees and annual report fees, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee or successor liability, being a member of an affiliated, consolidated, combined or unitary group for any taxable period (including, without limitation, any liability pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local, or non-U.S. Law), by Contract or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other agreement to indemnify any other Person with respect to Taxes.

(b) The Acquired Companies have prepared and timely filed all Returns required to have been filed by them relating to any and all Taxes concerning or attributable to the Acquired Companies or their operations with respect to Taxes for any period ending on or before the Agreement Date, and such Returns are true and correct in all material respects and have been completed in accordance in all Material respects with Law. All Taxes due and owing (whether or not shown on any Return) by any Acquired Company have been timely paid.

(c) As of the Agreement Date, the Acquired Companies have (i) timely withheld or collected from their employees, independent contractors, customers, equityholders, and other Persons from whom they are required to withhold or collect Taxes in compliance with all Law and (ii) timely paid or remitted all amounts required to be so withheld to the appropriate Governmental Entity or taxing authority. With respect to any sales or provisions of services that were exempt from sales, use, value added and similar Taxes and that were made without charging or remitting sales, use, value added or similar Taxes, each of the Acquired Companies has complied in all material respects with Laws regarding the receipt and retention of any appropriate Tax exemption certificates and other documentation qualifying such sales or provision of services as exempt.

(d) There are no Tax deficiencies outstanding or assessed or proposed in writing against the Acquired Companies. There are no current, ongoing or pending, or to the Knowledge of the Company, threatened or contemplated audits, Legal Proceedings or claims for or relating to any liability in respect of Taxes of the Acquired Companies. None of the Acquired Companies has executed any agreement or waiver extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

(e) The aggregate unpaid Taxes of the Acquired Companies do not exceed the reserves for current Taxes (excluding any reserve established to reflect timing differences between book and Tax items) set forth on the Company Balance Sheet (without regard to any notes thereto) as adjusted for the passage of time through the Closing Date.

(f) None of the Acquired Companies is a party to any tax-sharing agreement, tax-indemnification agreement or similar arrangement with any other party (excepting credit agreements, lease agreements or other commercial agreements entered into in the Ordinary Course of Business containing customary Tax allocation or gross-up provisions, in each case, with respect to which Tax allocation or Tax gross-up is not a primary purpose of such agreement), and none of the Acquired Companies has assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other Person or agreed to indemnify any other Person with respect to any Tax.

(g) No Returns of the Acquired Companies have been the subject of an inquiry, audit, investigation or examination during the Applicable Lookback Period by any Governmental Entity, nor is any such audit in process or pending, and none of the Acquired Companies has been notified in writing of any request for such an audit or other examination.

(h) None of the Acquired Companies has been a member of a group of corporations filing a consolidated, combined or unitary income tax Return. No Acquired Company has any liability for the Taxes of any Person other than an Acquired Company under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as a result of transferee or successor liability.

(i) The Company has made available to Purchaser copies of all Returns of the Acquired Companies filed during the Applicable Lookback Period, including (i) any schedules with the amount of any net operating losses, net capital losses, unused investment or other credits and (ii) any studies or analyses conducted with respect to such tax attributes.

(j) None of the Acquired Companies is a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

(k) No Acquired Company is or will be required to include an item of income, or exclude an item of deduction, for any taxable period beginning after the Closing Date as a result of (i) a change in method of Tax accounting made by an Acquired Company pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Laws) prior to the Closing, (ii) the use of an impermissible method of Tax accounting by an Acquired Company on or prior to the Closing Date; (iii) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) by any Acquired Company prior to the Closing; (iv) an election (including a protective election) made by Acquired Company prior to the Closing pursuant to Section 108(i) of the Code or (v) an intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) made or existing prior to the Closing. No Acquired Company has any “long-term contracts” that are subject to a method of accounting provided for in Section 460 of the Code.

(l) At all times, the Company and each Company Subsidiary have been properly treated for federal income Tax purposes as a partnership or an entity “disregarded as an entity separate from its owner” within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii). At all times during the Applicable Lookback Period, Blocker Corp. has been properly treated for federal income Tax purposes as a “C corporation.”

(m) During the Applicable Lookback Period, the Acquired Companies have complied in all Material respects with applicable information reporting and record maintenance requirements of Sections 6038, 6038A and 6038B of the Code and the regulations thereunder.

(n) There are no Encumbrances on the assets of the Acquired Companies relating to or attributable to Taxes, other than liens for Taxes not yet due and payable.

(o) None of the Acquired Companies has, during the Applicable Lookback Period, requested or received any private letter ruling from the Internal Revenue Service or comparable rulings from any other government or taxing agency (domestic or foreign). None of the Acquired Companies has a request for administrative relief, a request for technical advice, a request for a change of any method of accounting or any other request pending with any Governmental Entity that relates to the Taxes or Tax Returns of any Acquired Company.

(p) No power of attorney with respect to Taxes has been granted with respect to the Acquired Companies that is currently in effect.

(q) No claim has been made in writing during Applicable Lookback Period, by a taxing authority (domestic or foreign) in a jurisdiction where the Acquired Companies do not file Returns to the effect that the Acquired Companies may be subject to Tax by that jurisdiction. No Acquired Company has commenced a Tax voluntary disclosure proceeding in any state, local or non-U.S. jurisdiction that has not been fully resolved or settled. No Acquired Company has entered into a “closing agreement” within the meaning of Section 7121 of the Code (or similar agreement under any corresponding provision of state, local or non-U.S. Tax Law).

(r) Blocker Corp has not distributed an equity interest of another Person, or has had any of its an equity interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code within the last two (2) years.

(s) None of the Acquired Companies has, or has ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States, in each case, during the Applicable Lookback Period,

(t) None of the Acquired Companies is a recipient of, or beneficiary under, any state, local or non-U.S. Tax holidays, Tax grants, Tax abatements or Tax incentives that requires special applications to a Governmental Entity and is not automatically available to all similarly situated taxpayers.

(u) None of the Acquired Companies owns an interest in an entity or is a party to any joint venture or arrangement, in each case, that is classified, or reasonably could be classified, as a partnership for U.S. federal income tax purposes (other than another Acquired Company).

(v) As of the date hereof, no written claim has been asserted by any Governmental Entity to an Acquired Company that any of the Acquired Companies is liable for any Taxes based on Section 482 of the Code (or any corresponding applicable provision of state, local or non-U.S. Tax Law).

(w) No Acquired Company has participated in, or otherwise has made a filing with respect to, any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).

3.23 Employee Benefit Plans.

(a) Section 3.23(a) of the Company Disclosure Schedule contains an accurate and complete list, with respect to the Acquired Companies, of each plan, program, policy, practice, Contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, pension, retirement benefits, profit-sharing, savings, disability benefits, medical insurance, dental insurance, life insurance, other insurance, welfare benefits, fringe benefits or other employee benefits, whether written, unwritten or otherwise, funded or unfunded, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of the

Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or similar provisions of Law, which is or has been maintained, contributed to, or required to be contributed to, by the Acquired Companies for the benefit of any current or former employee, manager, director or consultant (collectively, the “Company Employee Plans”). Each Company Subsidiary is an ERISA Affiliate of the Company. None of the Acquired Companies has made any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by law or to conform any such Company Employee Plan to the requirements of any Law, in each case as disclosed to Purchaser in writing, or as expressly required by this Agreement).

(b) Documents. The Company has provided to Purchaser (i) correct and complete copies of all current documents embodying each Company Employee Plan including all amendments thereto and all related trust documents, (ii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) the most recent summary plan description together with the summary(ies) of Material modifications thereto, if any, with respect to each Company Employee Plan, (iv) all Material written Contracts relating to each Company Employee Plan, including administrative service Contracts and group insurance Contracts, (v) all communications Material to any employee or employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Acquired Companies, (vi) all correspondence to or from any Governmental Entity relating to any Company Employee Plan, (vii) all model Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) forms and related notices, (viii) all policies pertaining to fiduciary liability insurance maintained by the Acquired Companies covering the fiduciaries for each Company Employee Plan, (ix) with respect to any Company Employee Plan intended to be tax-qualified pursuant to Section 401(a) of the Code, all discrimination tests for each Company Employee Plan for the three (3) most recent plan years, (x) HIPAA privacy notices and all business associate Contracts to the extent required under HIPAA, (xi) with respect to any Company Employee Plan intended to be tax-qualified pursuant to Section 401(a) of the Code, the most recent IRS determination or opinion letter issued with respect to such Company Employee Plan and (xii) all rulings or notices issued by a Governmental Entity with respect to each Company Employee Plan.

(c) Company Employee Plan Compliance. Except as set forth on Section 3.23(c) of the Company Disclosure Schedule, the Acquired Companies have performed all obligations required to be performed by them under, are not in default or Material violation of, and the Company has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in all Material respects in accordance with its terms and in compliance with Law. Each Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either (i) applied for a favorable determination letter, prior to the expiration of the requisite remedial amendment period under applicable Treasury Regulations or IRS pronouncements, but has not yet received a response; (ii) obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, on which the employer is entitled to rely, as to its qualified status from the IRS; (iii) still has a remaining period of time to apply for such a determination letter from the IRS and to make any amendments necessary to obtain a favorable determination; or (iv) is entitled to rely on an opinion letter from the IRS on the form of an applicable prototype plan or volume submitter plan and nothing has occurred since the date of the most recent determination that could reasonably be expected to cause any such Company Employee Plan or trust to fail to qualify under Section 401(a) or 501(a) of the Code. Except as set forth on Section 3.23(c) of the Company Disclosure Schedule, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Except as set forth on Section 3.23(c) of the Company Disclosure Schedule, none of the Acquired Companies is subject to any fine, assessment, penalty or other Material Tax or liability with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code or otherwise by operation of law or Contract. Except as set forth on Section 3.23(c) of the Company Disclosure Schedule, the Acquired Companies have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan. The Company has no Knowledge of any event that could give rise to loss of the tax-qualified or tax-exempt status of any Company Employee Plan.

(d) No Pension Plan. None of the Acquired Companies has ever maintained, established, sponsored, participated in, or contributed to, any Company Employee Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code or similar provisions of Law.

(e) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time have the Acquired Companies contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Except as set forth on Section 3.23(e) of the Company Disclosure Schedule, none of the Acquired Companies has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan (described in Section 413 of the Code) or to any multiple employer welfare arrangement (as described in Section 3(40)(A) of ERISA).

(f) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any employee or former employee of the Acquired Companies for any reason, except as may be required by COBRA or other applicable statute, and none of the Acquired Companies has represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or former employee of the Acquired Companies or any other Person that such employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits beyond their retirement or termination of employment, except to the extent required by statute.

(g) COBRA. The Acquired Companies have complied in all Material respects with COBRA.

(h) Effect of Transactions. Except as set forth in Section 3.23(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any employee of the Acquired Companies, (ii) result in any forgiveness of Indebtedness to any employee of the Acquired Companies, (iii) Materially increase any benefits otherwise payable by the Acquired Companies or (iv) result in the acceleration of the time of payment or vesting of any benefits provided or payable under a Company Employee Plan except as required under Section 411(d)(3) of the Code.

(i) Parachute Payments. There is no agreement, plan, arrangement or other Contract covering any employee or other service provider of the Acquired Companies (or any other entity treated as a member of the Company’s affiliated group for purposes of Section 280G(d)(5) of the Code), including arrangements contemplated by this Agreement, that, considered individually or in the aggregate with any other such agreements, plans, arrangements or other Contracts, will, or could be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code. There is no agreement, plan, arrangement or other Contract by which the Acquired Companies are bound to compensate any Person for excise taxes paid pursuant to Section 4999 of the Code.

(j) Deferred Compensation. No equity-based awards issued or granted by the Acquired Companies are treated as deferred compensation arrangements subject to the requirements of Section 409A of the Code. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Acquired Companies make, are obligated to make or promise to make, payments (each, a “409A Plan”) complies in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder in all Material respects. No compensation shall be includable in the gross income of any current or former employee, director, or consultant of the Acquired Companies as a result of the operation of Section 409A of the Code and no payment to be made under any 409A Plan is or will be subject to the penalties of Section 409A(a)(1) of the Code.

(k) Employment Matters. The Acquired Companies: (i) are, and for the past three (3) years have been, in compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, applicant and employee background checks, immigration and verification of employment eligibility, discrimination, harassment, retaliation, equal employment opportunity, whistleblowers, employee leave laws, classification of workers as employees and independent contractors, privacy, remuneration for inventions, employee representation, employee safety and health, overtime work and wages and hours, collective negotiations, working time, social security, lending of personnel, temporary and fixed-term employment, Contract termination, and any other labor and employment-related matter; (ii) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (iii) are not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened against the Acquired Companies or any of their employees relating to any Company Employee Plan. There are no pending or, to the Company’s Knowledge, threatened Legal Proceedings against the Acquired Companies or any trustee of the Acquired Companies under any workers’ compensation policy. Except as prohibited by local statutory legislation, the services provided by each of the Acquired Companies’ employees is terminable at the will of the Company (or the applicable Company Subsidiary) or at the will of the employee at any time for any reason or no reason with or without prior notice. Section 3.23(k) of the Company Disclosure Schedule lists all liabilities of the Acquired Companies to any employee, that result from the termination by Purchaser or the Acquired Companies of such employee’s employment or provision of services, a change of control of the Acquired Companies, or a combination thereof. None of the Acquired Companies has any liability with respect to any misclassification of any Person as an exempt employee, as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(l) Labor. During the past three (3) years, there has not been, nor to the Knowledge of the Company has there been any threat of, any collective labor dispute (including any arbitration, grievance, work slowdown, work stoppage, lockout, picketing, concerted refusal to work overtime, labor strike, or any unfair labor practice charge, administrative complaint, or other formal legal claim relating to an alleged violation of any legal requirement pertaining to labor relations or employment matters) pending or, to the Company’s Knowledge, threatened between any Acquired Company, on the one hand, and any employee or union, on the other hand. The Company has no Knowledge of any activities or proceedings of any labor union to organize any employees, and no demand for recognition of employees of any of the Acquired Companies has been made by, or on behalf of, any labor union. None of the Acquired Companies has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any applicable local statutory legislation. Except as set forth in Section 3.22(l) of the Company Disclosure Schedule, none of the Acquired Companies is a party to, or bound by, any collective bargaining agreement or union Contract with respect to employees and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary. Within the past year, none of the Acquired Companies has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local law that remains unsatisfied, nor shall any terminations prior to the Closing Date result in unsatisfied liability or obligation under WARN or any similar state or local plant closing laws of similar effect.

(m) No Interference or Conflict. To the Knowledge of the Company, no director, manager, officer, employee or consultant of the Acquired Companies is obligated under any Contract, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of the Acquired Companies or that would interfere with the Company Business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company Business as presently conducted, nor any activity of such officers, managers, directors, employees or consultants in connection with the carrying on of the Company Business as presently conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract under which any of such officers, directors, employees, or consultants is now bound.

3.24 Insurance. Section 3.24 of the Company Disclosure Schedule contains a true, correct and complete schedule which lists each insurance policy currently in effect that is maintained by the Acquired Companies, including the name of the insurer and policy number (the “Insurance Policies”). The Insurance Policies are valid, outstanding and enforceable and in full force and effect, all premiums due thereon have been paid, and, to the Company’s Knowledge, none of the Acquired Companies is in breach or default thereunder. The Insurance Policies provide adequate insurance coverage for the operations of the Company Business and, to the Company’s Knowledge, are sufficient for compliance with all Laws and agreements to which any Acquired Company is bound. There is no claim pending under any Insurance Policy or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. The Company has no Knowledge of any threatened termination of, or Material premium increase with respect to, any of the Insurance Policies. True, correct and complete copies of the Insurance Policies have been made available to Purchaser.

3.25 Compliance With Healthcare Laws.

(a) The Acquired Companies and Hospices are currently conducting the Company Business in compliance in all Material respects with all Healthcare Licenses and Healthcare Laws. None of the Acquired Companies or Hospices is, or has been within the Applicable Lookback Period, in default or violation in any Material respect of any Healthcare Laws or Healthcare Licenses.

(b) None of the Acquired Companies, any Hospice or any of their respective directors, officers, employees or agents has caused the adulteration or misbranding of any medical device within the meaning of the Food, Drug, and Cosmetic Act of 1938, as amended.

(c) Except as set forth in Section 3.25(c) of the Company Disclosure Schedule, during the Applicable Lookback Period, none of the Acquired Companies or Hospices has received written notice from any Governmental Entity asserting that any of them (i) is not in compliance in any Material respect with any Healthcare License or Healthcare Law, or (ii) the subject of a Healthcare Investigation.

(d) Except as set forth in Section 3.25(d) of the Company Disclosure Schedule, there is no current, and during the Applicable Lookback Period there has not been any, Legal Proceeding or Healthcare Investigation pending or, to the Company’s Knowledge, threatened against the Acquired Companies or Hospices or, to the Company’s Knowledge, any of their employees, independent contractors or agents, relating in any way to any Healthcare Laws. There is no judgment, decree or order against the Acquired Companies or Hospices, or any of their respective directors or officers (in their capacities as such) related to Healthcare Laws.

(e) During the Applicable Lookback Period there has not been, and currently there is no existing or pending or, to the Company’s Knowledge, threatened revocation, suspension, probation, restriction, limitation, modification, rescission, involuntary termination or nonrenewal affecting any Healthcare License held by the Acquired Companies or Hospices.

(f) The Hospices are certified for participation in the Government Payment Programs listed on Section 3.25(f) of the Company Disclosure Schedule and have current and valid contracts for participation in each such program. The current provider numbers for the Government Payment Programs are listed on Section 3.25(f) of the Company Disclosure Schedule. The Hospices are, and during the Applicable Lookback Period have been, in compliance in all Material respects with applicable legal requirements governing hospices and reimbursement and participation in Government Payment Programs and all rules, regulations, program memorandums and manuals of the Government Payment Programs applicable to the Hospices. The Hospices are, and during the Applicable Lookback Period have been, in compliance in all Material respects with the conditions of participation in the Government Payment Programs, including, but not limited to, the requirements set forth in 42 C.F.R. 418.22 that there be initial written certifications, with subsequent re-certifications in the timeframe set forth by the Medicare regulations, and by such physicians as specified in the regulations, that each hospice patient is terminally ill, with a medical prognosis that his or her life expectancy is six months or less if the illness takes its normal course. There is no Legal Proceeding or investigation pending or, to Company’s Knowledge, threatened, with respect to the termination or suspension of the participation by any Hospice in any Government Payment Program.

(g) Neither the Acquired Companies nor any Hospice has made a claim to any Government Payment Program for: (i) a patient who has not been certified as terminally ill; (ii) a service that is not an approved hospice service; or (iii) a service that does not comply with the plan of care approved for the patient. No deficiency in any such claims, returns or other filings, including claims for overpayments, setoff or recoupments, or deficiencies for late filings, has been asserted or to the Company’s Knowledge threatened by any Governmental Entity or any other third party payor and there is no basis for any such claims or deficiencies. All claims submitted to any Government Payment Program by, and the coding and billing practices of, the Acquired Companies and Hospices have been timely, accurate, and filed in compliance in all Material respects with all Healthcare Laws applicable to such Government Payment Program. Except as set forth on Section 3.25(g) of the Company Disclosure Schedule, all repayment or other financial or performance obligations have been made as required by contract or applicable Law. Except as set forth on Section 3.25(g) of the Company Disclosure Schedule, there are no pending appeals, adjustments, challenges, audits, litigation or notices of intent to recoup past or present reimbursements from any third-party payor or with respect to any payments made in respect of any Healthcare Participation Agreement.

(h) During the Applicable Lookback Period, to the Company’s Knowledge, no officer, director, manager, agent, managing employee (as such term is defined in 42 U.S.C. § 1320a-5(b)), employee or contracted professional of the Acquired Companies or Hospices (i) has been excluded, terminated, debarred, or suspended from participation in any Government Payment Program or been subject to any sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8 or been convicted of a crime described in 42 U.S.C. § 1320a-7b; or (ii) has an outstanding and unpaid civil monetary penalty assessed under Section 1128A of the Social Security Act.

(i) Except as set forth in Section 3.25(i) of the Company Disclosure Schedule, during the Applicable Lookback Period, none of the Acquired Companies or Hospices (i) is or has been a defendant in any qui tam or False Claims Act proceeding; (ii) has made any voluntary disclosure to the OIG, CMS, any Medicare Administrative Contractor, Medicaid program or other Governmental Entity relating to any Government Payment Program; (iii) has been a party to a deferred prosecution or Corporate Integrity Agreement with the OIG or other Governmental Entity relating to a Government Payment Program; or (iv) has been subject to ongoing reporting obligations pursuant to a settlement agreement entered into with any Governmental Entity.

(j) Except for audits, denials of claims and recoupments in the Ordinary Course of Business, there is no current or pending or, to the Company’s Knowledge, threatened Material investigation, audit, denial of claims, recoupment effort by any third-party payor, or, to the Company’s Knowledge, a Healthcare Investigation under any of the Healthcare Laws, Healthcare Participation Agreements or Medicare enrollment, in each case against the Acquired Companies or Hospices.

(k) There is no uncured Material default or Material breach by the Acquired Companies or Hospices under any of the Healthcare Operating Agreements, and no event has occurred that, with the giving of notice or the passage of time, or both, would constitute such a default or breach by the Acquired Companies. All Healthcare Operating Agreements with a physician, hospital, medical practice, or other health care facility, clinic, or practitioner have been structured in Material compliance with all Healthcare Laws and reflect fair market value and commercially reasonable terms, and the compensation paid pursuant to such Healthcare Operating Agreements does not vary, and has not varied, in any manner based on the volume or value of referrals to or business generated by the Acquired Companies and Hospices. No Acquired Company or Hospice, or to the Company’s Knowledge any health care professional or employee acting on behalf of any Acquired Company or Hospice, has paid, solicited, received, or accepted remuneration (anything of value) in exchange for, or as an inducement to encourage, referrals for health care items or services. No Acquired Company or Hospice, or any of the directors or officers of any Acquired Company or Hospice, or to the Company’s Knowledge, any employees and health care professionals of any Acquired Company or Hospice has or had any financial relationships with any health care entity that does not comply with any applicable federal or state fraud and abuse Laws.

(l) None of the Acquired Companies or Hospices has assigned, encumbered or granted a lien or security interest in any of its Healthcare Licenses, Healthcare Participation Agreements or Healthcare Operating Agreements.

(m) The Acquired Companies and Hospices have made available or delivered to Purchaser copies of all of their Medicare enrollment documentation, Healthcare Licenses, Healthcare Participation Agreements and Healthcare Operating Agreements, which are correct and complete in all Material respects.

(n) Each physician, nurse, technician, mid-level practitioner, and other member of clinical support personnel who provides or has provided clinical services or support for patient care services on behalf of or for the benefit of the Acquired Companies or Hospices during the Applicable Lookback Period (i) is, and at all times during the Applicable Lookback Period has been, duly licensed under the laws of the state in which he or she practices to render such medical services or clinically ancillary services and has complied in all Material respects with all Healthcare Laws relating to the rendering of such services and (ii) except as set forth on Section 3.25(n) of the Company Disclosure Schedule has not been sanctioned, disciplined or had his or her license suspended, cancelled, revoked, withdrawn or limited by any applicable Governmental Entity. Each contracted health care professional is, has been, or was during the period of time which such health care professional provided services to or on behalf of the Acquired Companies duly certified to participate in and pursuant to, and has maintained appropriate participation in and pursuant to, Government Payment Programs and Healthcare Participation Agreements.

(o) Each of the Acquired Companies and Hospices has complied in all Material respects with its respective internal privacy policies relating to the use, collection, storage, disclosure and transfer of any Personal Information collected by the Acquired Companies or by third parties on behalf of the Acquired Companies. The Company has not received a written complaint alleging that the Acquired Companies’ collection, use or disclosure of personally identifiable information does not comply with applicable legal requirements.

(p) None of the Acquired Companies or the Hospices has engaged during the Applicable Lookback Period in any activities which are prohibited under the federal Controlled Substances Act, 21 U.S.C. § 801 et seq. or the regulations promulgated pursuant to such statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.

(q) Except as disclosed in Section 3.25(q) of the Company Disclosure Schedule, none of the Acquired Companies, and no officer, director, agent, member or trustee of the Acquired Companies has, and, no employee or contractor of the Acquired Companies has, during the course of such Person’s employment or engagement with the applicable entity:

(i) Engaged in any activities which are prohibited under federal Medicare and Medicaid statutes, 42 U.S.C. §§ 1320a-7, 1320a-7(a) and 1320a-7b, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations or which are prohibited by rules of professional conduct, including but not limited to the following:

(A) Knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

(B) Knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

(C) Presenting or causing to be presented a claim for reimbursement for services under Medicare, Medicaid, or other state health care program that is for an item or service that is known or should be known to be (1) not provided as claimed, or (2) false or fraudulent;

(D) Failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

(E) Knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (1) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or other state health care program, or (2) in return for purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid or other state health care programs; or

(F) Knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omit to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a Material fact with respect to (1) the conditions or operations of a facility in order that the facility may qualify for Medicare, Medicaid or other state health care program certification, or (2) information required to be provided under § 1124A of the Social Security Act (42 U.S.C. § 1.320a-3);

(ii) Submitted any claim in connection with any referral to any Acquired Company which violated any applicable self-referral law, including the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn, or any applicable state self-referral law; or

(iii) Submitted any claim for payment to any payor source, either governmental or nongovernmental, in violation of any false claim or fraud law, including the “False Claim Act,” 31 U.S.C. § 3729, or any other applicable federal or state false claim or fraud law.

(r) All Leases have been structured in compliance with all Healthcare Laws, and except as set forth in Section 3.25(r) of the Company Disclosure Schedule none of the landlords or other parties to such Lease are referral sources as determined and defined by applicable Healthcare Laws.

3.26 Brokers’ and Finders’ Fees. Except as set forth in Section 3.26 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any of the Transactions. In the event any such fee, commission or charge is due, the Sellers acknowledge and agree that such fee, commission or charge shall be the sole responsibility of the Sellers, and Purchaser will not have any responsibility therefor.

3.27 Absence of Unlawful Payments. To the extent applicable to the Company Business, none of the Acquired Companies or any member or any manager, director, officer, or, to the Company’s Knowledge, any employee, agent or Representative of the Acquired Companies has offered, authorized, made, paid or received, or has entered into an agreement to offer, authorize, make, pay or receive, directly or indirectly, any bribes, kickbacks, or other similar payments or unlawful offers or transfers of value in connection with obtaining or retaining business or to secure an unlawful advantage to or from any Person; nor have any of them, directly or indirectly, committed any violation of any applicable anti-corruption law or regulation, including the U.S. Foreign Corrupt Practices Act, 15 U.S.C. § 78dd et seq.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 3 AND THE CLOSING PAYMENT SCHEDULE, NONE OF THE ACQUIRED COMPANIES, THE SELLERS’ REPRESENTATIVE, THE SELLERS OR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACQUIRED COMPANIES OR THEIR BUSINESS, OPERATIONS, ASSETS, SECURITIES, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS.

4. REPRESENTATIONS AND WARRANTIES OF BLOCKER CORP. AND SELLERS.

4.1 Blocker Corp. The Blocker Corp. represents and warrants to Purchaser that the statements contained in this Section 4 are true and correct, except as disclosed in a document of even date herewith and delivered by the Company to Purchaser on the Agreement Date referring to the representations and warranties in this Agreement (the “Blocker Disclosure Schedule”). The Blocker Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 4, and the disclosure in any such numbered and lettered Section of the Blocker Disclosure Schedule shall qualify the corresponding subsection in this Section 4 (except to the extent disclosure in any numbered and lettered Section of the Blocker Disclosure Schedule is specifically cross-referenced in another numbered and lettered Section of the Blocker Disclosure Schedule or if the applicability of any such disclosure to another numbered or lettered Section is reasonably apparent from the face of such disclosure).

(a) Organization, Standing and Power. The Blocker Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary. The Blocker Corp. has heretofore made available to Purchaser complete and correct copies of its certificate of incorporation and bylaws (the “Blocker Organizational Documents”), together with any amendments thereto, and each such document is in full force and effect and has not been amended in any Material respect from the copy made available to Purchaser.

(b) Capital Structure. As of the Agreement Date, the issued and outstanding equity interests of Blocker Corp. consist of 3,000 shares of common stock, par value $0.01 per share (the “Blocker Common Stock”). Section 4.1(b) of the Blocker Disclosure Schedule sets forth the record owners of all shares of Blocker Common Stock as of the Agreement Date (the “Blocker Stockholders”). All outstanding shares of Blocker Common Stock are validly issued, fully paid and non-assessable and are not subject to preemptive rights or any other Encumbrances. Other than Blocker Common Stock, there are no options, warrants or other rights to subscribe for, purchase or acquire from the Blocker Corp. any equity interests in the Blocker Corp. or securities convertible into or exchangeable or exercisable for Blocker Common Stock. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Blocker Corp. is a party or by which it is bound relating to the voting of any Blocker Common Stock.

(c) Authority; No Violations; Consents and Approvals.

(i) The Blocker Corp. has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents by the Blocker Corp. and the consummation by the Blocker Corp. of the Transactions have been duly authorized by all necessary corporate action on the part of the Blocker Corp. This Agreement and the other Transaction Documents to which it is or will be a party have been or will be duly executed and delivered by the Blocker Corp. and constitute or will constitute valid and binding obligations of the Blocker Corp. enforceable in accordance with their respective terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii) The execution and delivery of this Agreement and the other Transaction Documents to which it is a party does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any Material obligation or the loss of a Material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Blocker Corp. under, any provision of (A) the Blocker Organizational Documents, (B) any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease or other agreement, permit, franchise or license to which the Blocker Corp. is a party or by which any of its properties or assets are bound, or (C) any judgment, permit, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity applicable to the Blocker Corp.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by the Blocker Corp. in connection with the execution and delivery of this Agreement by the Blocker Corp. or the consummation by the Blocker Corp. of the Transactions, except for the filing by the Company under HSR, and the expiration or termination of the applicable waiting period, any required approvals or clearances or compliance with any suspensory obligation with respect thereto.

(d) Brokers. Except for the fees and expenses payable by the Company, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Blocker Corp.

(e) Litigation. There is no and there has never been (i) any Legal Proceeding pending or, to the knowledge of the Blocker Corp., threatened against the Blocker Corp. and no such Legal Proceeding has been filed against the Blocker Corp. or any of its assets or properties, or (ii) any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Blocker Corp. or any of its assets or properties.

(f) Compliance with Laws. The Blocker Corp. is, and since its formation has been, in compliance in all Material respects with all Laws. Since its formation through the Agreement Date, the Blocker Corp. has not received any notice from a Governmental Entity of a violation of any Law and no such allegation has been threatened.

(g) No Operations. Except for matters related to its formation and to activities as a holding company such as opening and maintaining bank accounts and filing Returns, Blocker Corp. has never conducted any business and has never owned, leased or used any asset other than its interest in the AIV, has never had any Subsidiary or held any other debt, equity or other interest in any Person other than the equity interests of the AIV held by Blocker Corp. Without limiting the generality of the foregoing, Blocker Corp. was formed solely for the purpose of investing, directly or indirectly, in the Company and does not, and did not at any time, (i) have any employees, consultants or independent contractors, or (ii) maintain any employee benefit plan. Blocker Corp. does not have any liabilities of any kind (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and regardless of when asserted), other than (A) arising under this Agreement, the Restructuring Transaction and the Transaction Documents, and (B) for the payment of Taxes and related expenses for Return preparation, obligations for payment of annual fees and similar costs of registration and qualification and the related expenses of its registered agent.

4.2 Sellers. Each (i) Equityholder, on behalf of itself and not in conjunction with any other Seller and (ii) Blocker Stockholder, by and through the Sellers’ Representative as its attorney-in-fact, on behalf of itself and not in conjunction with any other Seller, hereby represents and warrants to Purchaser as follows:

(a) Authority. Such Seller has the requisite power, authority and legal capacity to execute and deliver this Agreement and the other Transaction Documents to which such Seller is a party and to consummate the Transactions. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller is a party and the consummation of the Transactions have been duly and validly authorized by all necessary action on the part of such Seller. This Agreement and the other Transaction Documents to which such Seller is a party have been or will be duly and validly executed and delivered by such Seller and constitute or will constitute the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity).

(b) No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller is a party and the consummation of the Transactions will not (i) violate any provision of, or result in a breach or termination of, or result in the acceleration of or entitle any party to accelerate any obligation under, or result in the imposition of any Encumbrance upon any of the Purchased Securities pursuant to any Encumbrance, lease, agreement, instrument, order, arbitration award, judgment or decree to which such Seller is a party or by which it is bound, or (ii) violate or conflict with any judgment, permit, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity to which such Seller is subject.

(c) Title to Purchased Securities. Such Seller is the sole record owner of the Purchased Securities set forth opposite such Seller’s name on Schedule A, free and clear of all Encumbrances. All of such Seller’s Purchased Securities have been received by such Seller in compliance with all preemptive, statutory or contractual rights, if any, of any Person. No Purchased Securities were issued in violation of any agreement, arrangement or commitment to which such Seller is a party. Such Seller has the full power, right and authority to vote and transfer the Purchased Securities owned by such Seller. Such Seller (i) does not own or have any right to any equity interest in the Company or the Blocker Corp. other than the Purchased Securities held by such Seller, and (ii) does not have or hold any Encumbrance against the Company or any Subsidiary of the Company or any Company assets or properties.

(d) Organization. If such Seller is not an individual, such Seller is duly organized and validly existing, and in good standing under the laws of its state of organization. Such Seller has all requisite power and authority to own its properties and assets and to carry on its business.

(e) Brokers. Except for the fees and expenses payable by the Company, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Seller.

5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to the Company, the Blocker Stockholders and the Equityholders that the statements contained in this Section 5 are true and correct.

5.1 Organization, Standing and Power. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Illinois. Purchaser has full power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would reasonably be expected to have a Material Adverse Effect on Purchaser.

5.2 Authority.

(a) Purchaser has all requisite power and authority to enter into this Agreement and the other Transaction Documents to which Purchaser is or will be a party and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which Purchaser is or will be a party and the consummation of the Transactions have been duly authorized by all necessary action on the part of Purchaser. This Agreement and the other Transaction Documents have been or will be duly executed and delivered by Purchaser and constitute or will constitute the valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and subject to general principles of equity.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) such consents, authorizations, filings, orders, approvals, registrations or declarations that, if not obtained or made, would not be reasonably expected to have a Material Adverse Effect on, and would not reasonably be expected to prevent, or Materially alter or delay, any of the Transactions; and (ii) such filings and consents as may be required under the HSR Act.

(c) The execution, delivery and performance of this Agreement and the other Transaction Documents to which Purchaser is a party and the consummation of the Transactions will not (i) violate any provision of, or result in a breach or termination of, or result in the acceleration of or entitle any party to accelerate any obligation under, any Encumbrance, lease, agreement, instrument, order, arbitration award, judgment or decree to which Purchaser is a party or by which it is bound, or (ii) violate or conflict with any judgment, permit, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity to which Purchaser is subject.

5.3 Litigation. There is no Legal Proceeding pending or, to the knowledge of Purchaser, threatened, nor, to the knowledge of Purchaser, is there any investigation pending against Purchaser, and Purchaser is not subject to any outstanding order, writ, injunction or decree which has had or would reasonably be expected to have a Material Adverse Effect on Purchaser or affect the legality, validity, or enforceability of this Agreement or the consummation of the Transactions.

5.4 Brokers. No broker, finder, investment banker or other intermediary (a) has been retained by, (b) is authorized to act on behalf of or (c) is entitled to any fee or commission from Purchaser or any of its Affiliates in connection with the Transactions.

5.5 Sufficiency of Funds. Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and to consummate the Transactions.

5.6 Investment Representation. Purchaser is acquiring the Purchased Securities for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). Purchaser acknowledges that the Purchased Securities have not been registered under the Securities Act, or any state securities Laws and that the Purchased Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any state securities Laws or sold pursuant to an exemption from registration under the Securities Act, and any state securities Laws.

6. CONDUCT PRIOR TO THE EFFECTIVE TIME.

6.1 Conduct of Business of the Company.

(a) During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to Section 9.1 or the Closing Date, the Company agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Purchaser, which consent will not be unreasonably withheld, conditioned or delayed): (i) to carry on the Company Business in the usual regular and ordinary course in substantially the same manner as heretofore conducted; (ii) to pay the debts and Taxes of the Acquired Companies when due subject to any good faith disputes over such debts or Taxes; (iii) to pay or perform other obligations when due; and (iv) to preserve intact the present business organizations of the Acquired Companies, keep available the services of the present officers of the Acquired Companies and preserve the rights, franchises, goodwill and relationships of the Acquired Companies with employees, customers, suppliers, distributors, licensors, licensees, regulators and others having business dealings with the Acquired Companies.

(b) Without limiting the foregoing, except as expressly contemplated by this Agreement or the Company Disclosure Schedule, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to Section 9.1 or the Closing Date none of the Acquired Companies shall, or shall cause or permit any of the following, without the prior written consent of Purchaser:

(i) Charter Documents. Cause or permit any amendments to the Company Organizational Documents, or propose to amend the Company Organizational Documents.

(ii) Dividends; Changes in Capital. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of the equity securities of the Company, or split, combine or reclassify any of any of the equity securities of the Company, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares or other interests of any of the equity securities of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares or other interests of any of the equity securities of the Company.

(iii) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any of the Acquired Companies’ equity securities, or grant or enter into any rights, warrants, options, agreements or commitments with respect to the issuance of the Acquired Companies’ equity securities.

(iv) Intellectual Property. Enter into or amend any agreements pursuant to which the Company transfers to any Person or entity any rights to any Intellectual Property, except for the non-exclusive licensing of the monitoring software and records system hosted by, and on the server(s) of, the Company to customers of the Acquired Companies in the Ordinary Course of Business.

(v) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets that are Material, individually or in the aggregate, to its business, taken as a whole, other than in the Ordinary Course of Business.

(vi) Indebtedness. Incur any Indebtedness or capitalized lease obligation, or guarantee any such Indebtedness, or issue or sell any debt securities or guarantee any debt securities of others, other than revolver borrowings in the ordinary course.

(vii) Agreements. Enter into, terminate or amend, in a manner that will Materially and adversely affect the Company Business, (A) any agreement involving the obligation to pay or the right to receive $100,000 or more, (B) any Material Contract or (C) any agreement relating to the license, transfer or other disposition or acquisition of Intellectual Property.

(viii) Payment of Obligations. Pay, discharge or satisfy, in an amount in excess of $100,000 in the aggregate, any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the Ordinary Course of Business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements.

(ix) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements, in excess of $75,000 in the aggregate.

(x) Insurance. Cancel or Materially reduce the amount of any insurance coverage provided by existing insurance policies.

(xi) Termination or Waiver. Terminate or waive any rights reasonably expected to be worth more than $100,000 in the aggregate.

(xii) Employee Benefit Plans; New Hires; Pay Increases. Amend any Company Employee Plan to increase costs or benefits under such plan or, other than in the Ordinary Course of Business, adopt any plan that would constitute a Company Employee Plan except in order to comply with Laws, or hire any new employee earning base compensation in excess of $125,000, pay any discretionary bonus, special remuneration or special noncash benefit (except payments and benefits made pursuant to written agreements outstanding on the Agreement Date and listed in the Company Disclosure Schedule), or increase the benefits, salaries or wage rates of its employees (other than, in each case, payments or charges that are consistent with historical practices).

(xiii) Lawsuits. Commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where the Company in good faith determines that failure to commence suit would result in the Material impairment of a valuable aspect of the Company’s business, provided that the Company consults with Purchaser prior to the filing of such a suit or (C) for a breach of this Agreement; or enter into settlement agreements with respect to any such lawsuits with a value reasonably expected to be greater than $100,000 individually or $250,000 in the aggregate.

(xiv) Acquisitions and Joint Ventures. (A) Acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are Material individually or in the aggregate to its business, taken as a whole, or (B) enter into any Contract that, were it in effect on the date hereof, would be required to be listed on Section 3.15(b)(xv) of the Company Disclosure Schedule.

(xv) Accounting Methods. Make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or Law.

(xvi) Plan of Dissolution. Adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization.

(xvii) Taxes. Make any election in respect of Taxes other than a non-Material election made in the Ordinary Course of Business, change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, change an annual accounting period, file any Return or any amendment to a Return, surrender any right to claim a refund of Taxes, enter into any closing agreement assessment in respect of Taxes, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in each case, if such action could have the effect of increasing the Tax liability of the Acquired Companies or decreasing any Tax attribute of the Acquired Companies for any period ending after the Closing Date.

(xviii) Other. Take or agree in writing to take any of the actions described above, or any action that would cause a Material breach of its representations or warranties contained in this Agreement or prevent it from performing or cause it not to perform its covenants hereunder.

6.2 No Solicitation.

(a) During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to Section 9.1 or the Closing Date, none of the Acquired Companies or Sellers shall, directly or indirectly through any officer, manager, director, employee, Representative or agent of the Acquired Companies or Sellers or otherwise: (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or substantially all assets, sale of shares of capital stock or similar transactions involving the Acquired Companies other than the Transactions (any of the foregoing inquiries or proposals an “Acquisition Proposal”); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any Person or entity relating to, any Acquisition Proposal; or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal. The Company represents and warrants that it has the legal right to terminate any pending discussions or negotiations with respect to, or that could lead to, an Acquisition Proposal without payment of any fee or other penalty, and the Company shall immediately terminate (and shall cause its Affiliates, and all of its and their respective Representatives to immediately terminate) any such pending discussions or negotiations.

(b) The Company will promptly notify Purchaser if it or, to the Company’s Knowledge, any of its Representatives or any Seller receives any inquiry, proposal, offer or submission with respect to an Acquisition Proposal (including the identity of the Person making such inquiry or submitting such proposal, offer or submission and the material terms of any such proposal, offer or submission) after the Agreement Date.

6.3 Conduct of Blocker Corp. Except in connection with the Transactions or the Restructuring Transaction or as contemplated by this Agreement, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to Section 9.1 or the Closing Date, the Blocker Corp. shall not engage in any business activities and shall not take or refrain from taking any action inconsistent with past activities, including, without limitation, taking any of the actions described in Section 6.1(b) without regard to the thresholds set forth therein. Except as required by the Restructuring Transactions, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to Section 9.1 or the Closing Date, the Blocker Corp. shall not amend any of the Blocker Organizational Documents without Purchaser’s consent.

7. ADDITIONAL AGREEMENTS.

7.1 Access to Information.

(a) The Company shall afford Purchaser and its accountants, counsel and other Representatives, reasonable access during normal business hours during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to Section 9.1 or the Closing Date to the relevant books, Contracts and records of the Acquired Companies as Purchaser may reasonably request, so long as such requests and such access do not unreasonably interfere with the operation of the Company Business.

(b) Subject to compliance with Law, to the extent reasonably requested by the other party, each of Purchaser and the Company shall confer as reasonably necessary with one or more Representatives of the other party to report operational matters of materiality and the general status of the Acquired Companies’ ongoing operations.

(c) Subject to Section 7.5, no information obtained by Purchaser pursuant to this Section 7.1 shall affect or be deemed to modify any representation or warranty contained in Section 3 or the conditions to the obligations of the parties to consummate the Transactions in Section 8.

7.2 Confidentiality. The parties acknowledge that Purchaser and TripleTree, LLC (on behalf of the Company) have previously executed a confidentiality agreement, dated May 17, 2019 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms, as if such Confidentiality Agreement were entered into directly by each of the parties hereto.

7.3 Public Disclosure. Purchaser and the Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the Transactions, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other, except to the extent required by Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case a party will provide a draft to the other party for review and comment (which comments will be reasonably considered) prior to making any such statement or disclosure.

7.4 Regulatory Approval; Further Assurances.

(a) Except for the filings and notifications made pursuant to applicable Antitrust Laws to which Section 7.4(b) shall apply, promptly following the Agreement Date, the parties shall proceed to prepare and file with the appropriate Governmental Entities all authorizations, consents, notifications, certifications, registrations, declarations and filings described in Section 3.3(a) of the Company Disclosure Schedule that are necessary in order to consummate the Transactions and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.

(b) As promptly as reasonably practicable following the Agreement Date, but in no event later than ten (10) Business Days thereafter, the parties shall make all premerger notification filings required under the HSR Act. Purchaser shall be responsible for the payment of all filing fees required under the HSR Act. Each of Purchaser and the Company shall cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of a Premerger Notification and Report Form in accordance with the HSR Act. Unless otherwise agreed, Purchaser and the Company shall each (i) respond “yes” to the following question in the Premerger Notification and Report Form: “Do you request early termination of the waiting period?” and (ii) use its reasonable best efforts to ensure the prompt expiration of any applicable waiting period or the clearance or approval under the HSR Act (“Antitrust Approvals”). Purchaser and the Company shall each use its reasonable best efforts to respond to and comply with any request for information from any Governmental Entity charged with enforcing, applying, administering, or investigating any statute, law, ordinance, rule or regulation designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade or abusing a dominant position (collectively, “Antitrust Laws”), including the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States or any other competition authority of any jurisdiction (“Antitrust Authority”). Purchaser and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Antitrust Authority. Subject to Section 7.4(d), Purchaser shall use commercially reasonable efforts to obtain all Antitrust Approvals on or before the Closing Date and to prevent any Antitrust Authority or other Person, as the case may be, from filing any action with a Governmental Entity, which, if the Antitrust Authority or other Person prevailed, would, permanently or temporarily restrain, enjoin or otherwise prevent or Materially delay the consummation of the Transactions. Unless expressly prohibited by a Governmental Entity, Purchaser shall, to the extent practicable, permit the Company to participate in any meeting or communication with a Governmental Entity with regard to obtaining any Antitrust Approvals. In addition, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the Transactions unlawful or that would restrain, enjoin or otherwise prevent or Materially delay the consummation of the Transactions, Purchaser shall take promptly any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the Closing Date.

(c) The Company shall not take any action that could reasonably be expected to hinder or Materially delay the obtaining of clearance or the expiration of the required waiting period under the Antitrust Laws.

(d) Purchaser and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Transactions. Without limiting the generality of the foregoing, each party to this Agreement shall: (i) make any filings and give any notices required to be made and given by such party in connection with the Transactions; (ii) use commercially reasonable efforts to obtain any consent required to be obtained (pursuant to any applicable legal requirement or Contract, or otherwise) by such party in connection with the Transactions; and (iii) use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Transactions; provided that the parties to this Agreement understand and agree that the commercially reasonable efforts of any party hereto shall not be deemed to include (A) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity in connection with the Transactions or (B) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or any of their respective Affiliates’ Material businesses, assets or properties. Subject to reasonable confidentiality considerations, each party shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained by such party during the period prior to the Closing Date. Each party, at the reasonable request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the Transactions.

7.5 Notification of Certain Matters. Each of the Company and Purchaser shall give prompt (but in any event within two (2) Business Days) notice to the other if any of the following occurs during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to Section 9.1 or the Closing Date:

(a) receipt of any notice of, or other communication relating to, a Material default, or event which with notice or lapse of time or both would become a Material default, under any Material Contract;

(b) receipt of any notice or other communication in writing from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(c) receipt of any notice or other communication from any Governmental Entity in connection with the Transactions;

(d) the occurrence or non-occurrence of any fact or event which could reasonably be expected to cause any Material covenant, condition or agreement hereunder not to be complied with or satisfied;

(e) the commencement or, to the Company’s Knowledge, the threat of any lawsuit involving or affecting the Acquired Companies or any of their respective properties or assets;

(f) the occurrence or non-occurrence of any fact or, to the Company’s Knowledge, an event that causes or is reasonably likely to cause a Material breach by the Company or Purchaser of any Material provision of this Agreement applicable to it;

(g) the occurrence of any fact or event of which such party becomes aware that results in the inaccuracy in any representation or warranty of such party in this Agreement; or

(h) the occurrence of any event that, had it occurred prior to the Agreement Date without any additional disclosure hereunder, would have constituted a Material Adverse Effect of the Company or Purchaser; provided, however, that if any disclosure would constitute a breach of a representation or warranty made by the Acquired Companies or the Sellers, Purchaser shall use commercially reasonable efforts to obtain coverage for the matter under the R&W Insurance Policy (subject to the retention thereunder).

7.6 Employees.

(a) During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to Section 9.1 or the Closing Date, the Company will use commercially reasonable efforts in consultation with Purchaser to retain the employees of the Acquired Companies, through the Closing Date other than terminations in the ordinary course.

(b) For purposes of eligibility, vesting, and benefit accrual (except, in the case of benefit accrual only, with respect to any defined benefit plans), each individual who was employed by the Acquired Companies, including those on vacation, leave of absence or disability, immediately preceding the Closing Date and is employed by Purchaser or any of its Affiliates on and after the Closing Date (a “Company Employee”), shall be credited with his or her years of service with the Acquired Companies (as applicable before the Closing Date) under any similar plans maintained by the Purchaser or its Affiliates (such plans, collectively, the “New Plans”) to the same extent as such Company Employee was entitled under the Company Employee Plans before the Closing Date, except to the extent such credit would result in a duplication of benefits. The New Plans shall not deny any Company Employee coverage on the basis of pre-existing conditions.

(c) Effective as of immediately prior to Closing, the Company Employees shall cease to be covered as active participants in the Alliance Partners 401(k) Plan sponsored by NCP CAPCO Development Co, Inc. and adopted by the Company (the “Alliance 401(k) Plan”). The Company shall take all action necessary to terminate its participation in the Alliance 401(k) Plan effective as of the day immediately prior to the Closing. Purchaser, the Company, and their respective Affiliates shall not have any liability with respect to the Alliance 401(k) Plan with respect to any period following the effectiveness of the Company’s termination of its participation in the Alliance 401(k) Plan. On and after Closing, the Company will take such actions as a reasonably necessary for the purpose of implementing the Company’s termination of its participation in the Alliance 401(k) Plan, including the distribution of benefits to applicable participants and other necessary wind-up actions. To the extent requested by Purchaser at least ten (10) Business Days prior to Closing, the Company will withdraw from any and all other Company Employee Plans effective as of immediately prior to Closing or thereafter as specified by Purchaser.

7.7 Expenses. Whether or not the Transactions are consummated, and except as otherwise set forth herein, all transaction expenses and any other costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expense.

7.8 Release and Termination of Security Interests. The Company shall use its commercially reasonable efforts to seek and obtain the release of any and all outstanding security interests in any of the Acquired Companies’ assets and to terminate all UCC financing statements which have been filed with respect to such security interests.

7.9 Contract Consents. The Company shall use its commercially reasonable efforts to obtain all Contract Consents and to deliver such consents to Purchaser.

7.10 Directors’ and Officers’ Indemnification and Insurance.

(a) Purchaser agrees that all rights to indemnification on the part of each Person who at the Effective Time is a current or former director, manager, officer, employee or agent of the Acquired Companies and the Blocker Corp., including all such rights existing pursuant to any written agreement between any such Person and the Acquired Companies and the Blocker Corp. in effect on the Agreement Date (copies of which have been delivered to Purchaser), or as provided in the Company Organizational Documents or Blocker Organizational Documents, as the case may be, shall survive the Closing and shall continue in full force and effect for a period of six (6) years from the Closing Date.

(b) The Company shall secure a “tail” insurance policy (the “D&O Tail”) that shall be maintained in effect for not less than six (6) years from the Effective Time, that provides “tail” insurance coverage for the coverage currently provided under the Company’s policies of directors’ and officers’ liability insurance (including its existing employment practices coverage) maintained by the Company as of the Agreement Date (the “Existing D&O Insurance”). The Existing D&O Insurance of the Company may be cancelled as of the Closing and the unused premium applied to the “tail” insurance policy. The cost of the “tail” insurance policy shall be borne by the Company.

7.11 Insurance for Pre-Closing Occurrences or Events. As of the Closing, the Acquired Companies will obtain Tail Insurance with a reporting period of three (3) years, without any lapse in coverage. The premium and other costs of the Tail Insurance shall be Company Transaction Expenses. For purposes of this Agreement, “Tail Insurance” shall be deemed to mean the extended reporting period endorsements or similar coverage reasonably acceptable to Purchaser from an insurer reasonably acceptable to Purchaser that will provide insurance coverage for all events that occurred in the period prior to the Closing Date if such events or occurrences would give rise to a claim under any currently existing general and professional liability insurance policies, regardless of whether such events or occurrences are known or unknown to the Acquired Companies as of the Closing Date. For the avoidance of doubt, this Section 7.11 shall not apply to “tail” insurance regarding the Existing D&O Insurance, which shall be solely governed by Section 7.10(b).

7.12 Tax Matters.

(a) Allocation of Taxes. In the case of any Taxes relating to a Tax period that includes (but does not end on) the Effective Time (the “Straddle Period”), the portion of such Tax which relates to taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period (“Pre-Closing Tax Period”) shall (i) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, gains or receipts be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date; provided that, in the case of any applicable Tax described in clause (ii), allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation shall be apportioned ratably between such periods on a daily basis in the manner set forth in clause (i).

(b) Preparation of Returns. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Returns for the Acquired Companies (except Blocker Corp.) for the Pre-Closing Tax Period that are required to be filed after the Closing Date. The Sellers’ Representative shall prepare or cause to be prepared and file or cause to be filed all Returns for Blocker Corp. for the Pre-Closing Tax Period that are required to be filed after the Closing Date. The Blocker Stockholders shall pay, and shall indemnify and hold harmless Buyer and the Acquired Companies from and against, all Taxes payable with respect to such Returns. All Internal Revenue Service Forms 1065 (and any similar form for state and local Tax purposes due in a jurisdiction that follows the U.S. federal income Tax treatment) that include taxable periods (or portions thereof) ending on or before the Closing Date but that are required to be filed after the Closing Date (each such Return, a “Pre-Closing Income Tax Return”) will be prepared in a manner consistent with the past practice and custom of the Acquired Companies to the extent consistent with Law. Purchaser shall provide the Sellers’ Representative with completed drafts it has prepared of Pre-Closing Income Tax Returns for the Sellers’ Representative’s review and comment at least thirty (30) days prior to the due date for filing thereof and shall make such revisions to such Pre-Closing Income Tax Returns reasonably requested by the Sellers’ Representative.

(c) Amended Returns. Except to the extent required by Law, without the consent of the Sellers’ Representative, Purchaser shall not file any amended Return for any Acquired Companies for any Pre-Closing Tax Period to the extent such action could reasonably be expected to result in Sellers having a payment obligation pursuant to Section 10.

(d) Tax Contests. After the Closing Date, Purchaser, the Company and the Sellers’ Representative, respectively, shall inform the other party in writing of the commencement of any claim, audit, investigation, examination, or other proceeding or self-assessment relating in whole or in part to Taxes for a Pre-Closing Tax Period (“Tax Contest”). After the Closing Date, Purchaser shall have the exclusive right to represent the interests of the Acquired Companies and the Blocker Corp. in any and all Tax Contests; provided, however, that the Sellers’ Representative shall have the right to participate in any such Tax Contest and to employ counsel at its own expense of its choice (which counsel shall be reasonably acceptable to Purchaser) for purposes of such participation. Sellers’ Representative shall have the right to review any compromise or settlement of any Tax Contest. Purchaser shall not agree or consent to compromise or settle any Tax Contest on a basis that would result in a Tax liability of the Acquired Companies or the Blocker Corp. for a Pre-Closing Tax Period unless the Sellers’ Representative consents to such settlement, compromise or concession, which consent will not be unreasonably withheld, conditioned or delayed.

(e) Cooperation. Purchaser, the Company and the Sellers’ Representative shall cooperate fully as and to the extent reasonably requested by the other party in connection with the preparation and filing of any Return required of the Company, and the defense of any Tax Contest, claim, audit, litigation or other proceeding, with respect to Taxes that may be payable by the Company for a Pre-Closing Tax Period. Purchaser, the Company and the Sellers’ Representative agree to abide by all record retention requirements of, or record retention agreements entered into with, any Tax authority.

(f) Certain Taxes and Fees.

(i) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions shall be borne and paid fifty percent (50%) by the Sellers and fifty percent (50%) by Purchaser when due. The party responsible under Law for submitting payment of such Taxes to the applicable Tax authority shall file all necessary Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees. If required by Law, Purchaser or the Company shall join in the execution of any such Returns and other documentation.

(ii) Notwithstanding any other provision herein to the contrary, the parties acknowledge and agree that all losses, deductions, credits and any other Tax benefits available on account of the payment or incurrence of the Company Transaction Expenses will be reported in the Pre-Closing Tax Periods (and otherwise treated as attributable to the Pre-Closing Tax Period) to the extent permitted by Law, and shall be reported on the Company’s income Return for the portion of the taxable year ending at the end of the Closing Date.

7.13 R&W Insurance. Attached hereto as Exhibit C is a true, correct and complete copy of a buyer’s representations and warranties insurance policy, bound as of the Agreement Date (the “R&W Insurance Policy”). Effective as of the Effective Time, at Purchaser’s sole cost and expense, Purchaser will enter into a binder agreement with respect to the issuance of the R&W Insurance Policy, such binder agreement and the associated R&W Insurance Policy being in a form approved by the Sellers’ Representative in its reasonable discretion. At Purchaser’s expense, Purchaser will use its commercially reasonable efforts to comply with all terms of such binder agreement to cause the proper issuance of the R&W Insurance Policy and cause its insurance broker to take all actions necessary for the R&W Insurance Policy to be issued to Purchaser as soon as practicable after Closing. Purchaser will not permit the R&W Insurance Policy to be amended, waived or otherwise modified in a manner that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any Legal Proceeding against the Sellers arising out of this Agreement or the other Transaction Documents, or the negotiation, exception, or performance of this Agreement or the other Transaction Documents, except in the case of fraud (provided that such fraud is a type of which intent is an element).

7.14 Seller Release. Each Seller hereby agrees as follows:

(a) Release of Claims. Subject to the occurrence of and effective as of the Closing Date, each Seller, on behalf of itself and its Affiliates, successors and assigns (collectively, the “Seller Releasing Parties”), hereby fully releases and forever discharges any and all rights and claims that it has had, now has or might now have against the Acquired Companies, the Blocker Corp. and the Purchaser, except for (i) rights and claims arising from or in connection with the Transaction Documents or any of the subject matter thereof and (ii) claims of fraud (provided that such fraud is a type of which an element is intent).

(b) Unknown Claims Included In Release. Each Seller acknowledges that there is a possibility that subsequent to the Agreement Date, Seller or the Seller Releasing Parties will discover facts or incur or suffer claims that were unknown or unsuspected at the time this Agreement was executed, and which if known by Seller or the Seller Releasing Parties at that time may have Materially affected their decision to execute this Agreement (if applicable). Each Seller, on behalf of itself and the Seller Releasing Parties, acknowledges and agrees that by reason of this Agreement, and the releases contained in Section 7.14(a) above, Seller, on behalf of itself and the Seller Releasing Parties, is assuming any risk of such unknown facts and such unknown and unsuspected claims.

(c) Covenant Not to Sue. Subject to and effective as of the Closing Date each Seller, on behalf of itself and the Seller Releasing Parties, agrees that Seller and the Seller Releasing Parties will forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action or other proceeding of any kind whatsoever, by way of action, defense, set-off, cross-complaint or counterclaim, against the Acquired Companies or the Blocker Corp. based on, arising out of, or in connection with any right or claim, which is released and discharged by reason of Section 7.14(a) above.

7.15 Purchaser Release.

(a) Release of Claims. Subject to the occurrence of and effective as of the Closing Date, Purchaser, each of the Acquired Companies and the Blocker Corp., each on behalf of itself and its Affiliates, successors and assigns (collectively, the “Purchaser Releasing Parties”), hereby fully release and forever discharge any and all rights and claims that it has had, now has or might now have against each Seller and the Sellers’ Representative, except for (i) rights and claims arising from or in connection with the Transaction Documents or any of the subject matter hereof and (ii) claims of fraud (provided that such fraud is a type of which an element is intent).

(b) Unknown Claims Included In Release. Purchaser, each of the Acquired Companies and the Blocker Corp., each on behalf of itself and the Purchaser Releasing Parties, acknowledge that there is a possibility that subsequent to the Agreement Date, Purchaser, the Company or the Purchaser Releasing Parties will discover facts or incur or suffer claims that were unknown or unsuspected at the time this Agreement was executed, and which if known by Purchaser, any of the Acquired Companies, the Blocker Corp. or the Purchaser Releasing Parties at that time may have Materially affected their decision to execute this Agreement (if applicable). Purchaser, each of the Acquired Companies and the Blocker Corp., each on behalf of itself and the Purchaser Releasing Parties, acknowledges and agrees that by reason of this Agreement, and the releases contained in Section 7.15(a) above, Purchaser, each of the Acquired Companies and the Blocker Corp., each on behalf of itself and the Purchaser Releasing Parties, are assuming any risk of such unknown facts and such unknown and unsuspected claims.

(c) Covenant Not to Sue. Subject to and effective as of the Closing Date, Purchaser, each of the Acquired Companies and the Blocker Corp., each on behalf of itself and the Purchaser Releasing Parties, agree that Purchaser, each of the Acquired Companies, the Blocker Corp. and the Purchaser Releasing Parties will forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action or other proceeding of any kind whatsoever, by way of action, defense, set-off, cross-complaint or counterclaim, against Seller based on, arising out of, or in connection with any right or claim, which is released and discharged by reason of Section 7.15(a) above.

7.16 Restrictive Covenants. In consideration of the Purchase Price received, directly or indirectly, by the Restricted Parties under this Agreement, each Restricted Party hereby covenants and agrees as follows:

(a) During the period commencing on the Closing Date and ending on the five (5)-year anniversary of the Closing Date (the “Restricted Period”, provided, however, that for the Restricted Parties listed in Schedule 7.16(a) the “Restricted Period” shall be the number of years listed adjacent to such Restricted Party’s name), each Restricted Party (other than any Sponsor Seller) shall not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, be employed by, render services or advice or other aid to, or be connected or associated with in any capacity, including without limitation as an individual, partner, shareholder, manager, officer, director, employee, principal, agent, consultant, advisor, developer or trustee, any Person or enterprise that engages in, or plans to become engaged in, any Competing Business within the Covered Area; provided, however, that (i) no Restricted Party shall be restricted from engaging in any business or employment activities with or for any Person that are not related to any Competing Business and (ii) a Restricted Party may make an investment in or otherwise acquire up to (but not more than) five percent (5%) in the aggregate of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

(b) During the Restricted Period, each Restricted Party shall not, directly or indirectly, induce or solicit, or attempt to induce or solicit, any Person that is, or was during the two (2) year period ending on the Closing Date, a current or prospective customer, supplier, business prospect, business relation or Pipeline Prospect of the Acquired Companies or the Company Business to cease or reduce doing business with Purchaser, the Acquired Companies, the Company Business or any of their respective successors or Affiliates, in any way interfere with the relationship between or among Purchaser, the Acquired Companies, the Company Business or any of their respective successors or Affiliates and any such customer, supplier, prospect or business relation, solicit the business of any such customer, supplier, prospect or business relation for any Competing Business, or solicit the acquisition of or enter into a business combination or venture with any Pipeline Prospect; provided that the placement of general advertisements regarding business activities not competitive with the Company Business that are not specifically targeted toward customers or vendors of the Acquired Companies shall not be deemed to be a breach of this Section.

(c) During the Restricted Period, each Restricted Party shall not, directly or indirectly or by assisting others, induce or solicit, or attempt to induce or solicit, any employee or independent contractor of Purchaser, the Acquired Companies, the Company Business or any of their respective successors or Affiliates who was an employee or independent contractor of the Acquired Companies or the Company Business at any time during the two (2) year period ending on the Closing Date to leave the employ or service of Purchaser, the Acquired Companies, the Company Business or any of their respective successors or Affiliates, in any way interfere with the relationship between or among Purchaser, the Acquired Companies, the Company Business or any of their respective successors or Affiliates and any such employee or independent contractor, or solicit, offer employment to, otherwise attempt to hire, employ or otherwise engage as an employee, independent contractor or otherwise, any such employee or independent contractor; provided, however, that the foregoing shall not prohibit the Restricted Party from employing or otherwise engaging as an employee, independent contractor or otherwise, any such employee by means of advertising for such employees or such services in a manner not specifically directed towards employees of the Acquired Companies or the Company Business; and provided, further, that the foregoing shall not prohibit any Sponsor Seller (other than Eastside Partners II, L.P., each general partner and limited partner thereof and any Affiliate of any of the foregoing) from soliciting and hiring the Executive Chairman of the Company for employment at businesses that are not competitive with the Company Business.

(d) From and after the Closing, the Restricted Parties shall, and shall cause their respective Affiliates and Representatives to, hold in confidence any and all information, whether written or oral, concerning Purchaser, the Acquired Companies, the Company Business, this Agreement and the Transactions, except to the extent that such Restricted Party can show that such information (i) is generally available to and known by the public through no fault of such Restricted Party or any of its Affiliates or Representatives; or (ii) is lawfully acquired by such Restricted Party or any of its Affiliates or Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Restricted Party or any of its Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Restricted Party shall promptly notify Purchaser in writing and shall disclose only that portion of such information which such Restricted Party is advised by its counsel in writing is legally required to be disclosed; provided that such Restricted Party shall use best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(e) Notwithstanding Section 7.16(d), a Seller may disclose confidential information concerning the Transactions:

(i) to authorized representatives and employees of the Seller or any other Seller and as otherwise may be proper in the course of performing such Seller’s obligations, or enforcing such Seller’s rights, under this Agreement and the other Transaction Documents;

(ii) (A) as part of such Seller’s normal reporting or review procedure, or in connection with such Seller’s or its Affiliates’ normal fund raising, marketing, informational or reporting activities (including reports to its investors), or to such Seller’s (or any of its Affiliates’) auditors, attorneys or other agents, or (B) disclosure of certain information about its investment transactions in the ordinary course of its business and in a manner consistent with the disclosures by such Person in respect of similar investment transactions, including without limitation, the use and display of the name, logo and other information of the Company on its website for purposes of marketing its involvement with the Company and in a listing of such Person’s portfolio companies;

(iii) to any investor or prospective investor in a Seller Sponsor;

(iv) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation, provided that the Seller required to make such disclosure shall provide to the Purchaser prompt notice of any such disclosure; or to a Person that is a trustee, collateral manager, servicer, backup servicer, noteholder or other security holder, secured party or other participant in a transaction and who agrees to treat such information as confidential.

(f) Nothing in this Section 7.16 shall prohibit a Seller from disclosing (A) the existence, nature and value of such Seller’s interest in the Company when providing financial statements, statements of net worth and similar statements to such Seller’s accountants, attorneys, lenders and investment advisers; or (B) the amount of his or its investments in the ordinary course of its business in (i) filings with or communications to investors required by the United States Securities and Exchange Commission or applicable foreign counterpart or (ii) earnings press releases.

(g) As used herein, the term “Restricted Party” shall mean any Seller or Incentive Unit Holder. As used herein, the term “Sponsor Seller” shall mean New Capital Partners Private Equity Fund II, L.P., New Capital Partners Private Equity Fund II-A, L.P., New Capital Partners Private Equity Fund II-B, L.P., New Capital Partners Private Equity Fund III, L.P., New Capital Partners Private Equity Fund III-A, L.P., Eastside Partners II, L.P., each general partner and limited partner of any of the foregoing and any Affiliate of any of the foregoing.

(h) As used herein, the term “Pipeline Prospect” means any business or entity with which the Company has directly or indirectly had contact with in the three (3) year period prior to Closing concerning the acquisition by, or entry into a business combination or venture with, any of the Acquired Companies

(i) As used herein, the term “Competing Business” shall mean the business of providing: (i) hospice care and skilled health services and (ii) home care and non-clinical home health services. As used herein, the term “Covered Area” shall mean the states of Alabama, Texas, Virginia, Oregon, Idaho, Kansas, Missouri and New Mexico.

(j) The Restricted Parties acknowledge and agree that: (i) the duration, scope and geographic area of the covenants contained in this Section 7.16 are fair, reasonable and necessary in order to protect the goodwill and legitimate business interests of the Acquired Companies and Purchaser and to prevent any unfair advantage conferred upon the Restricted Parties; (ii) that adequate consideration has been received by the Restricted Parties for such obligations, and that these obligations do not prevent any Restricted Party that is an individual from earning a livelihood; (iii) Purchaser would not have entered into this Agreement or made the payments to the Restricted Parties hereunder unless the Restricted Parties agreed to be subject to all of the restrictions set forth in this Section 7.16; and (iv) the Restricted Parties have been represented by counsel of their choosing in the negotiation of this Agreement, including this Section 7.16, and that the Restricted Parties are voluntarily agreeing to this Section 7.16. If, however, any of the covenants set forth in this Section 7.16 are held to be invalid or unenforceable, the remainder of such covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If it is determined by a court of competent jurisdiction that any of the restrictive covenants, or any part thereof, are unenforceable because of the duration of such provision, the geographical area covered thereby, or any other determination of unreasonableness of the provision, the court making such determination shall have the power to reduce the duration, area or scope of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

(k) In the event of a breach by any Restricted Party of any covenant set forth in this Section 7.16, the Restricted Period with respect to such Restricted Party will be extended by the period of the duration of such breach.

(l) Each Restricted Party acknowledges that a breach by such Restricted Party of any of the covenants set forth in Section 7.16 of this Agreement cannot be reasonably or adequately compensated in damages in an action at law, and that Purchaser will be entitled to seek, among other remedies, and without posting any bond or other undertaking, injunctive relief, which may include, but will not be limited to: (i) restraining such Restricted Party from engaging in any action that would constitute or cause a breach or violation of this Section 7.16, (ii) obtaining specific performance to compel such Restricted Party to perform his, her or its obligations and covenants hereunder, and (iii) obtaining damages available either at law or in equity.

7.17 Factual Information. Upon the request of Purchaser made to the Sellers’ Representative, the Sellers shall provide Purchaser reasonable access to such factual information as may be reasonably and timely requested by Purchaser, and in the possession or control of the Acquired Companies, the Sellers or their respective Affiliates or accountants, and shall otherwise reasonably cooperate with Purchaser to enable Purchaser’s parent (and/or its Affiliates) to file any filing that may be required by the United States Securities and Exchange Commission.

8. CONDITIONS TO THE CLOSING.

8.1 Conditions to Obligations of Each Party to Effect the Transactions. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Transactions, which makes the consummation of the Transactions illegal.

(b) Governmental Approval. Purchaser and the Company shall have obtained from each Governmental Entity any approvals, waivers and consents, required for the consummation of or in connection with the Transactions other than if the failure to obtain such approvals, waivers or consents would not reasonably be expected to have a Material Adverse Effect after the Effective Time.

(c) Escrow Agreement. The Escrow Agent shall have executed and delivered the Escrow Agreement.

(d) R&W Insurance. The R&W Insurance Policy shall be in full force and effect.

8.2 Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate and effect this Agreement and the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Purchaser:

(a) Representations and Warranties. The representations and warranties of the Company, Blocker Corp. and Sellers in this Agreement (i) that are qualified as to materiality or Material Adverse Effect shall be true and correct and (ii) that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all Material respects, in each case on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except in each case for such representations and warranties that speak specifically as of the Agreement Date or as of another date, in which case such representations and warranties need only to be true and correct, or true and correct in all Material respects, as applicable, as of such date).

(b) Performance of Obligations. The Company, Blocker Corp. and Sellers shall have performed and complied in all Material respects with all covenants, agreements, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

(c) Certificates of Officers.

(i) Purchaser shall have received a certificate executed on behalf of the Company by the Company’s Chief Executive Officer certifying that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied.

(ii) Purchaser shall have received a certificate executed on behalf of the Company by the Company’s Chief Executive Officer having attached thereto (A) the Company Organizational Documents, as in effect immediately prior to the Effective Time, (B) resolutions approved by the Company’s managers authorizing the Transactions, (C) an executed written consent of the Equityholders approving the Transactions and (D) certificates of good standing (including tax good standing) issued by the Delaware Secretary of State or such other state agency where the Acquired Companies are organized, dated as of a date no more than ten (10) Business Days prior to the Closing Date.

(iii) Purchaser shall have received a certificate executed on behalf of the Blocker Corp. by an officer of the Blocker Corp. having attached thereto (A) the Blocker Organizational Documents as in effect immediately prior to the Effective Time, (B) resolutions approved by the Board of Directors of the Blocker Corp. authorizing the Transactions, (C) an executed written consent of the Blocker Stockholders approving the Transactions and (D) certificates of good standing (including tax good standing) issued by the Delaware Secretary of State, dated as of a date no more than ten (10) Business Days prior to the Closing Date.

(e) Third-Party Consents. The consents or approvals, if any, set forth on Schedule 8.2(e) shall have been obtained and shall be in full force and effect.

(f) Estimated Closing Certificate. The Company shall have delivered to Purchaser the Estimated Closing Certificate.

(g) Transaction Documents. The Company, Sellers and Sellers’ Representative, as applicable, shall have executed and delivered the other Transaction Documents to which each of them is a party.

(h) Resignation Letters. The Company shall have delivered to Purchaser written resignations of all managers of the Company and directors and officers of the Blocker Corp. effective as of the Effective Time (it being agreed that pursuant to such resignations such persons shall resign in their capacity as manager but shall not resign as employees of the Acquired Companies and no such resignation shall impact any of such individual’s rights under any employment or other agreement). To the extent requested by Purchaser in writing at least three (3) Business Days prior to Closing, the Company shall have delivered to Purchaser written resignations of all managers or directors of each Company Subsidiary effective as of the Effective Time; provided, however, that any such request for resignation shall not cause any noncompliance of any Organizational Documents of any such Company Subsidiary, as applicable, or any Law.

(i) Payoff Letters. The Company shall provide a standard payoff letter, in form and substance reasonably satisfactory to Purchaser, executed by each holder of Indebtedness of the Acquired Companies.

(j) Release and Termination of Security Interests. The Company shall have taken all steps necessary to terminate all UCC financing statements that have been filed with respect to security interests in the Acquired Companies’ assets or evidence that such releases shall become effective upon the payment of the amounts set forth in the payoff letters delivered pursuant to Section 8.2(i).

(k) Termination of Participation in Alliance 401(k). The Company shall have delivered, in form and substance reasonably satisfactory to Purchaser, executed Company resolutions terminating its participation in the Alliance 401(k) Plan, such termination effective the day immediately prior to the Closing, and shall have delivered any necessary amendment to effectuate the termination.

(l) Non-Foreign Affidavits. Purchaser shall have received an affidavit by or on behalf of each Seller complying with the requirements of Treasury Regulations Section 1.1445-2(b)(2) and Proposed Treasury Regulations Section 1.1446(f)-2 that is reasonably acceptable to Purchaser.

8.3 Additional Conditions to Obligations of the Company, Blocker Corp. and Sellers. The obligations of the Company, Blocker Corp. and Sellers to consummate and effect this Agreement and the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Sellers’ Representative:

(a) Representations and Warranties. The representations and warranties of Purchaser in this Agreement (i) that are qualified as to materiality shall be true and correct and (ii) that are not qualified as to materiality shall be true and correct in all Material respects in each case on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except in each case for such representations and warranties that speak specifically as of the Agreement Date or as of another date, in which case such representations and warranties need only to be true and correct, or true and correct in all Material respects, as applicable, as of such date).

(b) Performance of Obligations. Purchaser shall have performed and complied in all Material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

(c) Certificate of Officer. The Company shall have received a certificate executed on behalf of Purchaser by an executive officer of Purchaser certifying that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.

(d) Transaction Documents. Purchaser shall have executed and delivered the other Transaction Documents to which it is a party.

9. TERMINATION, AMENDMENT AND WAIVER.

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Section 9.1(b) through Section 9.1(e), by written notice by the terminating party to the other party):

(a) by the mutual written consent of Purchaser and Sellers’ Representative;

(b) by either Purchaser or Sellers’ Representative if the Closing shall not have been consummated on or before December 31, 2019; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party who is then in Material breach of this Agreement;

(c) by either Purchaser or Sellers’ Representative if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, unless the party relying on such order, decree or ruling or other action is then in Material breach of this Agreement; or

(d) by Purchaser or Sellers’ Representative, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 8.2(a), (b) or (c) (in the case of termination by Purchaser) or Section 8.3(a) or (b) (in the case of termination by Sellers’ Representative) not to be satisfied and (ii) shall not have been cured within ten (10) Business Days following receipt by the breaching party of written notice of such breach from the other party.

(e) by Sellers’ Representative if (i) the conditions to Closing set forth in Sections 8.2 (other than those conditions that by their nature are to be satisfied by deliveries made at the Closing itself, but that are capable of being satisfied if the Closing were to occur on such date of termination) shall have been satisfied (or waived) as of the date of termination, (ii) Purchaser has failed to consummate the Closing within three (3) Business Days following the date by which the Closing was required to occur and (iii) prior to exercising its right of termination, Sellers’ Representative has irrevocably confirmed by written notice to Purchaser on or prior to the date by which the Closing is required to have occurred that Sellers are ready, willing and able to consummate the Closing.

9.2 Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and of no effect and there shall be no liability or obligation on the part of any party hereto (or any direct or indirect equity holder, stockholder, partner, controlling Person, member, manager, Affiliate or Representative of such party or such party’s Affiliates or any of the foregoing’s successors and assigns), except, subject in all respects to this Section 9.2, the provisions of Sections 7.2, 7.3, 7.7 and 12 and the Confidentiality Agreement shall survive such valid termination, in each case, in accordance with their respective terms and conditions; provided, however, that no such termination shall relieve any party hereto of any liability for Losses resulting from such party’s fraud or Willful Breach. For the purpose of this Agreement, “Willful Breach” means a Material breach of any representation or warranty set forth herein or any Material breach or failure to perform any of the covenants or other agreements contained in this Agreement, in each case, that is a consequence of an act or failure to act by the breaching or non-performing Person with actual knowledge that such Person’s act or failure to act would result in or constitute a breach of or failure of performance under this Agreement. The parties acknowledge and agree that nothing in this Section 9.2 shall be deemed to affect their right to specific performance in accordance with the terms and conditions set forth in Section 12.8.

9.3 Amendment. Prior to the Closing Date, the parties hereto may amend this Agreement by execution of an instrument in writing signed on behalf of Purchaser and the Sellers’ Representative.

9.4 Extension; Waiver. At any time prior to the Closing Date, the parties hereto, by action taken or duly authorized by all requisite action, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

10. INDEMNIFICATION.

10.1 Exclusive Remedies. Subject to Section 9.2 (Effect of Termination) and Section 12.8 (Specific Enforcement), and except with respect to claims arising from fraud (provided that such fraud is a type of which intent is an element) or intentional misrepresentation or breach of Section 7.2 (Confidentiality) or Section 7.3 (Public Disclosure) and except as provide elsewhere in this Agreement, this Section 10 sets forth the sole and exclusive remedies of the parties for any and all breaches or alleged breaches of, and any and all inaccuracies or alleged inaccuracies in, any representation, warranty, covenant, agreement or other provision of this Agreement; provided, however, nothing in this Section 10 is intended to affect or limit the ability of Purchaser Indemnitees to recover under the R&W Insurance Policy for any matters covered thereunder. After the Closing, no party shall be entitled to a rescission of this Agreement or any Transaction Document (or any related agreements), all of which are hereby expressly waived by the parties to the fullest extent permitted under Applicable Law.

10.2 Indemnification of the Purchaser Indemnitees.

(a) From and after the Closing the sole remedy with respect to breaches of representations and warranties by the Acquired Companies and the Sellers shall be the R&W Insurance Policy; provided, however, that the foregoing limitation shall not apply to claims for fraud (provided that such fraud is a type of which intent is an element) or intentional misrepresentation; provided, further, that each Seller’s liability for claims of fraud or intentional misrepresentation shall be limited to such Seller’s pro rata portion of the Purchase Price.

(b) If the Closing occurs, subject to the terms of this Section 10, each Seller agrees to indemnify and hold harmless the Purchaser and each of its respective successors and permitted assigns, and each of their respective officers, directors, managers, members, shareholders, employees, agents and Representatives (collectively, the “Purchaser Indemnitees”) from and against, and pay to the Purchaser Indemnities the amount of, or reimburse the Purchaser Indemnitees for, any Losses incurred by the Purchaser Indemnitees by reason of the failure of an Acquired Company or such Seller to perform any of its covenants or agreements contained herein required to be performed prior to the Closing, or the failure of to perform any covenant or agreement set forth herein which by its terms is to be performed after the Closing.

(c) For purposes of determining whether a representation or warranty has been breached and for calculating the amount of Losses to which Purchaser and any other Person who is an additional insured under the R&W Policy is entitled under this Section 10, any representation or warranty made by the Company, Blocker Corp. or any Seller that is qualified in scope as to materiality (including Material Adverse Effect) shall be deemed to be made or given without such qualification.

10.3 Indemnification of the Seller Indemnitees.

(a) If the Closing occurs, subject to the terms of this Section 10, Purchaser agrees to indemnify and hold harmless the Sellers, Sellers’ Representative and each of their respective successors and permitted assigns, and each of their respective officers, directors, managers, members, shareholders, employees, agents and Representatives (collectively, the “Seller Indemnitees”) from and against, and pay to the Seller Indemnities the amount of, or reimburse the Seller Indemnitees for, any Losses incurred by the Seller Indemnitees by reason of the failure of Purchaser to perform any of its covenants or agreements contained herein required to be performed prior to the Closing, or the failure of Purchaser to perform any covenant or agreement set forth herein which by its terms is to be performed after the Closing.

(b) Except for fraud (provided that such fraud is a type of which intent is an element), the aggregate liability of Purchaser for all Losses shall not exceed the Purchase Price.

10.4 Notice of Claims. Any Person seeking or intending to seek indemnification hereunder (an “Indemnified Party”) shall give promptly to the party or parties obligated to provide indemnification to such Indemnified Party (each, the “Indemnifying Party”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder. The failure to give a Claim Notice as provided in this Section 10.4 shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

10.5 Resolution of Indemnifiable Claims. After the giving of any Claim Notice pursuant to Section 10.4, the amount of indemnification to which an Indemnified Party shall be entitled under this Section 10 shall be determined: (a) by the written agreement between the Indemnified Party and the Indemnifying Party; (b) by a final judgment or decree of any court of competent jurisdiction after all appeals have been adjudicated or the time periods to file appeals have expired; or (c) by any other means to which the Indemnified Party and the Indemnifying Party shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

10.6 No Circular Recovery. Notwithstanding anything to the contrary in this Agreement, the Sellers hereby agree that the Sellers shall not make any claim for indemnification against Purchaser or any Acquired Company by reason of the fact that a Seller was a controlling person, director, equity holder, employee or representative of the Acquired Companies (or Purchaser) with respect to any claim brought by Purchaser against the Sellers relating to this Agreement or the Transactions or that is based on any facts or circumstances that form the basis for an indemnification claim by Purchaser under this Agreement.

10.7 R&W Insurance Policy. Purchaser and the Sellers acknowledge that Purchaser has obtained the R&W Insurance Policy for purposes of coverage of Losses related to breaches by the Company, Blocker Corp. and the Sellers of representations and warranties and the related indemnification obligations of the Sellers contained in this Agreement. The Sellers shall have no liability to Purchaser for such Losses absent fraud (provided that such fraud is a type of which intent is an element) or intentional misrepresentation. The Sellers’ Representative shall assist and cooperate with Purchaser in a commercially reasonable manner in connection with any claim by Purchaser under, or recovery by Purchaser with respect to, the R&W Insurance Policy. Nothing in this Agreement shall limit the right of Purchaser to make claims against the R&W Insurance Policy. For purposes of clarity, as between Purchaser, on the one hand, and the insurer under the R&W Insurance Policy, on the other hand, none of the terms, limitations, conditions and restrictions (including time for asserting claims) on indemnification set forth in this Section 10 are intended to affect the rights of the Purchaser under the R&W Insurance Policy, which rights shall be governed solely thereby.

10.8 Tax Treatment of Indemnity Payments. For all Tax purposes, the parties agree to treat indemnity payments made pursuant to this Agreement as an adjustment to the Purchase Price to the extent permitted by Applicable Law.

11. SELLERS’ REPRESENTATIVE.

11.1 Pursuant to the Representative Agreement, the Sellers’ Representative shall be constituted and appointed as agent and attorney-in-fact for and on behalf of the Sellers and the Incentive Unit Holders and shall have full power authority to represent, to give and receive notices and communications, to authorize the Escrow Agent to release any portion of the Working Capital Escrow Amount to Purchaser, to release any portion of the Representative Holdback Amount to the Sellers, as applicable, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to act on the Sellers’ and the Incentive Unit Holders’ behalf with respect to the matters set forth herein, in accordance with the terms and provisions of the Representative Agreement, including giving and receiving all notices and communications to be given or received with respect to the matters set forth in Section 2.1(a) and to take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the interpretation of this Agreement and accomplishment of the foregoing. Neither the Sellers’ Representative nor any agent employed by it shall incur any liability to any other Person by virtue of the failure or refusal of the Sellers’ Representative for any reason to consummate the Transactions or relating to the performance of its other duties hereunder or any of its omissions or actions with respect thereto.

11.2 The Sellers’ Representative shall have reasonable access to information about the Acquired Companies and the reasonable assistance of the Acquired Companies’ officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Representative shall treat confidentially and not disclose any nonpublic information from or about the Acquired Companies to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

12. GENERAL PROVISIONS.

12.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (a) upon receipt if delivered personally; (b) three (3) Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (c) one (1) Business Day after it is sent by commercial overnight courier service; or (d) upon transmission if sent via email during business hours (and, if sent outside of business hours, then on the next Business Day) to the parties at the addresses set forth on the signature pages attached hereto (or at such other address for a party as shall be specified upon like notice).

12.2 Counterparts; Electronic Transmission. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via electronic transmission.

12.3 Entire Agreement; Nonassignability; Parties in Interest. This Agreement, the other Transaction Documents and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, including the Company Disclosure Schedule and Blocker Disclosure Schedule: (a) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement in accordance with its terms (but shall terminate effective upon the Closing, should the Closing occur); and (b) are not intended to confer upon any other Person any rights or remedies hereunder and shall not be assigned by operation of law or otherwise without the written consent of the other party, except that Purchaser may assign this Agreement and its rights hereunder to an Affiliate of Purchaser without the prior written consent of the Sellers’ Representative or any other party hereto, provided that no such assignment will relieve Purchaser from any of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. In the event of any inconsistency between the provisions of this Agreement, on the one hand, and the Exhibits, the Company Disclosure Schedule and/or the Blocker Disclosure Schedule, on the other hand (other than an exception expressly set forth as such in the Company Disclosure Schedule or the Blocker Disclosure Schedule), this Agreement shall control.

12.4 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.5 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

12.6 Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of Delaware applicable to parties residing in Delaware, without regard applicable principles of conflicts of law. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to herein, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware Chancery or Federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12.1 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY

OF THE TRANSACTIONS RELATED HERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT (INCLUDING THIS SECTION 12.6) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.7 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

12.8 Specific Enforcement. The parties acknowledge that their obligations hereunder are unique and that remedies at law, including monetary damages, will be inadequate in the event any party should default in the performance of its obligations under this Agreement. Accordingly, in the event of any such breach, the non-defaulting parties shall be entitled to seek equitable relief, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance to prevent breaches of this Agreement and to order the defaulting party to affirmatively carry out its obligations under this Agreement, and such defaulting party hereby waives any defense to the effect that a remedy at law would be an adequate remedy for such breach or that an award of specific performance is not an appropriate remedy for any reason of law or equity. Each party hereby waives any requirements for the securing or posting of any bond or other security or showing actual damages in connection with such equitable remedy. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by any party, each of which expressly reserve any and all rights and remedies available to it at law or in equity in the event of any breach or default by the other parties under this Agreement prior to the Closing.

12.9 Amendment; Waiver. Any amendment or waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver. The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

12.10 Interpretation.

(a) When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated.

(b) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(d) The word “or” is not exclusive.

(e) The phrases “delivered,” “provided to,” “made available” and “furnished to” and phrases of similar import when used herein, unless the context otherwise requires, mean, with respect to any statement to the effect that any information, document or other material has been “delivered,” “provided to” or “furnished” to Purchaser or its Representatives, that such information, document, or material was (i) made available for review (without subsequent modification by the Company) by Purchaser or its Representatives in the virtual data room set up by the Company in connection with this Agreement at least two (2) Business Days prior to the Agreement Date or (ii) actually delivered (whether by physical or electronic delivery) upon request to Purchaser or its Representatives at least two (2) Business Days prior to the Agreement Date.

(f) Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

12.11 Conflicts and Privilege.

(a) Each of the parties hereto acknowledges and agrees that Maynard, Cooper & Gale, P.C. (“Maynard”) has acted as counsel to the Acquired Companies and the Sellers in connection with the negotiation of this Agreement and consummation of the Transactions. The Purchaser hereby consents and agrees to, and agrees to cause the Acquired Companies to consent and agree to, Maynard representing the Sellers after the Closing, including with respect to disputes in which the interests of the Sellers may be directly adverse to the Purchaser and its Affiliates (including the Acquired Companies), and even though Maynard may have represented the Acquired Companies in a matter substantially related to any such dispute, or may be handling ongoing matters for the Acquired Companies. The Purchaser further consents and agrees to, and agrees to cause the Acquired Companies to consent and agree to the communication by Maynard to the Sellers in connection with any such representation of any fact known to Maynard arising by reason of Maynard’s prior representation of the Acquired Companies. In connection with the foregoing, the Purchaser hereby irrevocably waives and agrees not to assert, and agrees to cause the Acquired Companies to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Maynard’s prior representation of the Acquired Companies and (ii) Maynard’s representation of the Sellers prior to and after the Closing.

(b) The Purchaser further agrees, on behalf of itself and, after the Closing, on behalf of the Acquired Companies, that all communications in any form or format whatsoever between Maynard, on the one hand, and the Acquired Companies, the Sellers, any of their Subsidiaries, or any of their respective directors, managers, officers, employees or other representatives, on the other hand, that relate in any way to the negotiation, documentation and consummation of the Transactions or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned by the Sellers, shall be controlled by the Sellers, and shall not pass to or be claimed by the Purchaser, the Acquired Companies or any of their Subsidiaries. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sellers. In the event that a dispute arises between the Purchaser or the Acquired Companies, on the one hand, and a third party other than a Seller, on the other hand, the Purchaser or the Acquired Companies may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party, and may not waive such privilege without the prior written consent of the Sellers. In the event that the Purchaser, the Company or any of their Subsidiaries is legally required to access or obtain a copy of all or a portion of the Deal Communications, the Purchaser shall immediately notify the Sellers’ Representative in writing so that the Sellers’ Representative can seek a protective order and the Purchaser agrees to use all commercially reasonable efforts to assist therewith.

To the extent that files or other materials maintained by Maynard constitute property of its clients, only the Sellers shall hold such property rights and Maynard shall have no duty to reveal or disclose any such files or other materials or any Deal Communications by reason of any attorney-client relationship between Maynard, on the one hand, and the Company, on the other hand. The Purchaser agrees that it will not, and that it will cause the Acquired Companies not to, (i) access or use the Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Sellers waive the attorney-client or other privilege, or by otherwise asserting that the Purchaser or the Acquired Companies have the right to waive the attorney-client or other privilege or (ii) seek to obtain the Deal Communications from Maynard.

(c) In furtherance of the foregoing, it shall not be a breach of any provision of this Agreement if, prior to the Closing, the Sellers, the Acquired Companies or any of their Subsidiaries, or any of their respective directors, managers, officers, employees or other Representatives takes any action to protect from access or remove from the premises of the Acquired Companies (or any offsite back-up or other facilities) any Deal Communications, including by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Deal Communications. In the event that any copy, backup, image, or other form or version or electronic vestige of any portion of such Deal Communication remains accessible to or discoverable or retrievable by the Purchaser, the Acquired Companies or any of their Subsidiaries (each, a “Residual Communication”), the Purchaser agrees that it will not, and that it will cause the Acquired Companies, and their respective directors, managers, officers, employees or other representatives not to use or attempt to use any means to access, retrieve, restore, recreate, unarchive or otherwise gain access to or view any Residual Communication for any purpose.

[Signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has executed and delivered this Agreement, or caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

Address:	PURCHASER:

c/o Addus HomeCare Corporation	ADDUS HEALTHCARE, INC.
6801 Gaylord Parkway, Suite 110
Frisco, TX 75034
Attn: Brian Poff, Chief Financial Officer	By /s/ R. Dirk Allison
Email: bpoff@addus.com	Its Chief Executive Officer

Copy to:

Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, TN 37201
Attn: David Cox
Email: dcox@bassberry.com

Address:	COMPANY:

Hospice Partners of America, LLC	HOSPICE PARTNERS OF AMERICA, LLC
3021 Lorna Rd #200
Birmingham, AL 35216
Attn: John Cline	By /s/ John Cline
Email: jcline@hospicepartners.com	Its Executive Chairman

Address:	BLOCKER CORP.:

c/o New Capital Partners II, LLC	NEW CAPITAL PARTNERS II – HS, INC.
2101 Highland Avenue South
Birmingham, AL 35205
Attn: James K. Outland	By /s/ James B. Little III
Email: joutland@newcapitalpartners.com	Its Vice President

Address for Equityholders and Sellers’ Representative:	EQUITYHOLDERS:

c/o New Capital Partners II, LLC	SENIOR CARE SERVICES, LLC
2101 Highland Avenue South	By New Capital Partners II, LLC
Birmingham, AL 35205	Its Manager
Attn: James K. Outland
Email: joutland@newcapitalpartners.com	By /s/ James B. Little III
Its Managing Member

Copy to:
Maynard, Cooper & Gale, P.C.	EASTSIDE PARTNERS II, L.P.
1901 Sixth Avenue North	By Eastside Partners II GP, LLC
2400 Regions/Harbert Plaza	Its General Partner
Birmingham, AL 35203
Attn: Gregory S. Curran
Email: gcurran@maynardcooper.com	By /s/ Emerson Fann
Its Managing Member

SELLERS’ REPRESENTATIVE:

NEW CAPITAL PARTNERS II, LLC

By /s/ James B. Little III
Its Managing Member